UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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DISCOVER FINANCIAL SERVICES
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2500 Lake Cook Road
Riverwoods, Illinois 60015
March 12, 2018
Dear Fellow Shareholder:
I cordially invite you to attend Discover Financial Services' 2018 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on May 2, 2018, at our corporate headquarters located at 2500 Lake Cook Road, Riverwoods, Illinois 60015.
All shareholders of record of our outstanding shares of common stock at the close of business on March 5, 2018 will be entitled to vote at the Annual Meeting.
Your vote is important! Whether or not you plan to attend the Annual Meeting, please read the enclosed proxy statement and vote as soon as possible via the Internet, by telephone or, if you receive a paper Proxy Card or voting instruction form in the mail, by mailing the completed Proxy Card or voting instruction form. Using the Internet or telephone voting systems or mailing your completed Proxy Card will not prevent you from voting in person at the meeting if you are a shareholder of record and wish to do so.
Important information about the matters to be acted upon at the meeting is included in the notice of meeting and proxy statement. Our 2017 Annual Report contains information about our Company and its financial performance.
I am very much looking forward to our 2018 Annual Meeting of Shareholders.

Very truly yours,

David W. Nelms
Chairman and Chief Executive Officer

This proxy statement is dated March 12, 2018 and is first being sent or made available to shareholders on or about March 16, 2018.

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	9:00 a.m., local time, on May 2, 2018

Place	Discover Financial Services 2500 Lake Cook Road Riverwoods, IL 60015

Webcast
A live audio webcast of our Annual Meeting will be available through our investor relations page of our internet site, www.discover.com, starting at 9:00 a.m., local time, on May 2, 2018. Information included on our website, other than our Proxy Statement and form of proxy, is not a part of our proxy solicitation materials.

Items of Business
(1) To elect 11 members of the Board of Directors named in the Proxy Statement as nominees, each for a term of one year.

(2) To conduct an advisory, non-binding vote to approve named executive officer compensation.

(3) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

(4) To consider an advisory vote on one shareholder proposal, if properly presented.

(5) To transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date	You are entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting if you were a shareholder of record as of the close of business on March 5, 2018.

Materials to Review
This booklet contains our Notice of Annual Meeting and 2018 Proxy Statement. Our 2017 Annual Report contains information about our Company and its financial performance. Our Annual Report is not a part of our proxy solicitation materials.

Proxy Voting
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your Proxy Card or by voting on the Internet or by telephone. See the Questions and Answers section beginning on page 50 for more details.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to vote. Your prompt action will aid the Company in reducing the expense of proxy solicitation.

By Order of the Board of Directors,

Kathryn McNamara Corley
Executive Vice President, General Counsel and Secretary
March 12, 2018

Except as otherwise indicated or unless the context otherwise requires, “Discover Financial Services,” “Discover,” “DFS,” “we,” “us,” “our,” and “the Company” refer to Discover Financial Services and its subsidiaries.

We own or have rights to use the trademarks, trade names and service marks that we use in conjunction with the operation of our business, including, but not limited to: Discover®, PULSE®, Cashback Bonus®, Discover Cashback Checking®, Discover it®, College Covered®, and Diners Club International®. All other trademarks, trade names and service marks included in this proxy statement are the property of their respective owners.

DISCOVER FINANCIAL SERVICES
2500 Lake Cook Road
Riverwoods, Illinois 60015
(224) 405-0900
 _________________________________________________
Proxy Statement
_________________________________________________
INTRODUCTION
The Board of Directors of Discover Financial Services is soliciting your proxy to vote at the Annual Meeting of Shareholders to be held on May 2, 2018, at 9:00 a.m., local time, and any adjournment or postponement of that meeting (the "Annual Meeting"). The Annual Meeting will be held at our corporate headquarters located at 2500 Lake Cook Road, Riverwoods, Illinois 60015. This Proxy Statement and the accompanying proxy card (the "Proxy Card"), Notice of Meeting and Annual Report to Shareholders will be first sent or made available on or about March 16, 2018 to shareholders of record as of the close of business on March 5, 2018 (the "Record Date"). For those shareholders receiving a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials will be first mailed or made available on or about March 16, 2018 to shareholders of record as of the Record Date. The only voting securities of the Company are shares of our common stock, $0.01 par value per share (the "Common Stock"), of which there were 353,550,463 shares outstanding as of the Record Date (excluding treasury stock). We need a majority of the shares of Common Stock outstanding on the Record Date to be present, in person or by proxy, to hold the Annual Meeting.
Our Annual Report to Shareholders, which contains our Annual Report on Form 10-K, including consolidated financial statements for the year ending December 31, 2017, accompanies this Proxy Statement. Our Annual Report is not a part of our proxy solicitation materials. We make available, free of charge through the investor relations page of our internet site, www.discover.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, Forms 3, 4, and 5 filed on behalf of our directors and executive officers, and any amendments to those documents filed with or furnished to the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). These filings are available as soon as reasonably practicable after they are filed with or furnished to the SEC. We do not intend to incorporate the content of our website into this Proxy Statement.
PROXY HIGHLIGHTS

This summary highlights selected information about the matters to be voted on at the Annual Meeting. You should read the entire Proxy Statement before voting. For more complete information regarding the Company's 2017 performance, please review the Company's Annual Report on Form 10-K for the year ended December 31, 2017.
Voting Roadmap

You are asked to vote on the following matters at the Annual Meeting:

Proposal	Our Board’s Recommendation
Proposal 1. Election of Directors	"FOR" the election of each director nominee
Proposal 2. Advisory Vote to Approve Named Executive Officer Compensation	"FOR"
Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm	"FOR"
Proposal 4. Advisory Vote on One Shareholder Proposal, if properly presented	"AGAINST"

Director Nominees

Name	Director Since	Other Public Company Boards	Independent	Committees
				AC	C&LD	N&G	ROC
Jeffrey S. Aronin Chairman and CEO of Paragon Pharmaceutical Capital, LLC and Paragon Biosciences, LLC	2007	None	Yes		X
Mary K. Bush Chairman of Bush International, LLC	2007	ManTech International Corporation Marriott International, Inc. T. Rowe Price Group, Inc.	Yes			X	X
Gregory C. Case President and CEO of Aon plc	2007	Aon plc	Yes		C
Candace H. Duncan Former Managing Partner KPMG LLP, Washington D.C. Metropolitan Area	2014	FTD Companies, Inc. Teleflex Inc.	Yes	X		X(1)
Joseph F. Eazor CEO of Rackspace	2016	Commvault Systems	Yes	X
Cynthia A. Glassman Former Under Secretary for Economic Affairs U.S. Department of Commerce	2009	Navigant Consulting, Inc.	Yes	C
Thomas G. Maheras Managing Partner Tegean Capital Management, LLC	2008	None	Yes				X
Michael H. Moskow Retired President and CEO Federal Reserve Bank of Chicago	2007	Commonwealth Edison Company	Yes				C
David W. Nelms Chairman and CEO Discover Financial Services	2007	CDW Corporation	No
Mark A. Thierer Managing Partner, AssetBlue Investment Group	2013	None	Yes		X
Lawrence A. Weinbach Independent Lead Director Chairman, Great Western Products Holdings, LLC Managing Director, Yankee Hill Capital Management, LLC	2007	None	Yes	X		C
"AC": Audit Committee, "C&LD": Compensation and Leadership Development Committee, "N&G": Nominating and Governance Committee, and "ROC": Risk Oversight Committee.
"C": Chairperson of the Committee, and "X": Member of the Committee.
(1) As of the date of this Proxy Statement, Director Richard H. Lenny serves as a member of the N&G Committee. In December 2017, Mr. Lenny announced that he would retire from the Board, effective as of the 2018 Annual Meeting of Shareholders. As a result, the Board elected Director Candace H. Duncan, a nominee for reelection to the Board, to serve on the N&G Committee, beginning on the date of Mr. Lenny's retirement.

As a group, our Director nominees have the following characteristics, skills and experience:

CEO or CFO	Public Board	Financial Services Industry	Technology
Strategy and Business Development	Finance, Accounting and Financial Reporting	Government/Regulatory	Risk Management
Corporate Governance	Compensation and Succession Planning	Marketing	International
Corporate Governance Highlights
The Board believes strong corporate governance is critical to achieving the Company’s long-term goals and maintaining the trust and confidence of investors, employees, customers, regulatory agencies and other stakeholders. The following are highlights of our Corporate Governance Program:

All directors are independent except CEO; Board committees are 100% independent	Strong Lead Independent Director Role	Executive sessions of directors held at all in-person Board meetings	All directors attended more than 75% of the Board and their committee meetings
Diverse Board with mix of skills, tenure and age; 25% of our directors are women	Annual election of directors with majority voting standard	Annual Board, committee and director performance evaluations	Director education and access to experts
Risk aware culture overseen by a separate Risk Oversight Committee	Significant shareholder ownership requirements for Executives and Board	Shareholders have proxy access for director nominations	Longstanding commitment to sustainability
Business Highlights
In 2017, the Company's accomplishments included:

Exceeded key plan profit target with higher revenues offsetting credit normalization	Accelerated card loan growth and originated record level of personal and student loans	Significant AML/BSA regulatory progress	Strong return on equity and significant capital deployment
Executive Compensation Highlights
The Company structured its 2017 executive compensation program to align with shareholder interests and the long-term interests of the Company, appropriately balance risk and reward, and attract and retain a talented executive team. The program was designed on the following principles:

Pay for Performance	Balanced Compensation Structure	Market-Competitive Pay

Highlights of our program include:

We Do		We Do Not
✓	Pay for performance	Ø	Have employment contracts for our named executive officers (the "NEOs")
✓	Align compensation with the shareholder interests	Ø	Have single trigger severance arrangements or provide excise tax gross-ups
✓	Have independent oversight by an independent Compensation & Leadership Development Committee	Ø	Provide special benefit plans to our executives not generally available to other employees
✓	Apply share ownership guidelines and share retention requirements to NEOs
✓	Clawback incentive compensation under certain circumstances
✓	Regularly evaluate risk performance in incentive compensation design and decisions for our NEOs
✓	Provide a balanced change in control with a double trigger and no excise tax gross-ups
✓	Include non-competition and non-solicitation provisions in our long-term incentive awards
✓	Limit perquisites
✓	Prohibit directors and NEOs from hedging or pledging Company securities
Questions and Answers
Please see the Questions and Answers section beginning on page 50 for important information about the proxy materials, voting, and the Annual Meeting.

PROPOSAL 1. ELECTION OF DIRECTORS
The Board believes strong corporate governance is critical to achieving the Company's long-term goals and maintaining the trust and confidence of investors, employees, customers, regulatory agencies, and other stakeholders. The Board oversees the Company's business and directs its management. The non-employee directors of the Board are not involved in day-to-day operations. Instead, the Board meets periodically with management to review the Company's annual business plan (the "Annual Plan"), multi-year strategic plan and performance against such plans, risks, and business strategies. Directors also consult with management about the Company's performance outside of formal meetings, which last year included opportunities for directors to have in-depth conversations with management about particular areas of the business.
All of the director nominees set forth below are standing for election at the Annual Meeting. Director nominees stand for election at each annual meeting of shareholders. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. In December 2017, Richard H. Lenny informed the Company that he would retire from the Board and not stand for reelection at the next annual meeting of shareholders. The nominees below are current directors of Discover Financial Services, and each such nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board. The Board may also choose to reduce the number of directors to be elected, as permitted by our Bylaws. The experience, qualifications, attributes and skills of each of the Company’s director nominees are set forth below.
The Board believes that an effective board consists of a diverse group of individuals who bring a variety of complementary skills and experiences. The Nominating and Governance Committee and the Board consider the skills and experiences of the directors in the broader context of the Board’s overall composition, with a view toward constituting a board that has the best skill set and experience to oversee the Company’s business. As indicated below, our directors have a combined wealth of leadership experience derived from extensive service guiding large, complex organizations as executive leaders or board members, and in government and academia. They collectively have substantive knowledge and skills applicable to our business, including in the areas of regulation, public accounting and financial reporting, finance, risk management, business development, technology, marketing, operations, strategic planning, management development and succession, compensation, corporate governance, public policy, international matters, banking, and financial services.
The Nominating and Governance Committee regularly reviews the composition of the Board and its assessment of the Board’s performance in light of our evolving business requirements to maintain a Board with the appropriate mix of skills and experiences needed for the broad set of challenges that the Company confronts. Annually, the Lead Director conducts individual interviews with each director that include topics such as Board and committee performance and effectiveness, leadership of the Board and committees, and the performance of individual directors. The Lead Director then reports the results of these interviews to the full Board during its self-evaluation. The full Board evaluates such results and also conducts an evaluation of the Lead Director and Chair of the Nominating and Governance Committee. In addition, each committee annually conducts a self-evaluation.
Information Concerning Nominees for Election as Directors
Jeffrey S. Aronin, 50. Director since 2007. Mr. Aronin has been chairman and chief executive officer of Paragon Pharmaceutical Capital, LLC, a global pharmaceutical development company, since 2010. He is also chairman and chief executive officer of Paragon Biosciences, LLC, an affiliated global healthcare development and biopharmaceutical investment firm. From 2010 to 2017, Mr. Aronin was also chairman and chief executive officer of Marathon Pharmaceuticals, a research based prescription biopharmaceutical company. From 2000 to 2009, Mr. Aronin was president and chief executive officer of Ovation Pharmaceuticals Inc., a biopharmaceutical company he founded in 2000. In 2009, Ovation Pharmaceuticals was acquired by Lundbeck, Inc. Mr. Aronin served as president and chief executive officer of Lundbeck, Inc. during its acquisition and integration of Ovation Pharmaceuticals.
Mr. Aronin has experience as a chief executive officer leading several global biopharmaceutical companies. His skills include strategy and business development, finance and brand marketing. He brings valuable leadership experience and knowledge in the operations and day-to-day management of a global corporation in a regulated industry. Mr. Aronin also has experience in the structuring and execution of strategic corporate transactions, including mergers and acquisitions.
Mary K. Bush, 69. Director since 2007. Ms. Bush has served as the chairman of Bush International, LLC, a financial and business strategy advisory firm, since 1991. Ms. Bush is a member of the board of directors of ManTech

International Corporation, Marriott International, Inc. and T. Rowe Price Group, Inc. In the past five years, she has also served as a director of the Pioneer Family of Mutual Funds.
Ms. Bush brings extensive financial market, banking, government and international experience to the Board. She advises U.S. companies and foreign governments on international financial markets, banking and economic matters. She has served as managing director of the Federal Housing Finance Board, where she established financial policies and oversaw management and safety and soundness for 12 Federal Home Loan Banks. She served as vice president and head of International Finance of Fannie Mae, where she led funding transactions globally, and as the U.S. Alternate Executive Director of the International Monetary Fund Board. In 2007, she served on the U.S. Department of the Treasury’s Advisory Commission on the Auditing Profession. Ms. Bush brings a broad understanding of the operations and business and economic challenges of public companies and the financial services industry.
Gregory C. Case, 55. Director since 2007. Mr. Case has been president and chief executive officer of Aon plc, a leading global provider of risk management, insurance and reinsurance brokerage, since 2005 and is a member of Aon's board of directors. Prior to joining Aon, Mr. Case was with McKinsey & Company, an international management consulting firm, for 17 years, most recently serving as head of the Financial Services Practice. Prior to joining McKinsey, he worked for the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank in Kansas City.
Mr. Case has approximately 20 years of experience in the insurance and financial services industries, including in the areas of risk management services, insurance and reinsurance brokerage, and through his management consulting and banking experience. He brings valuable leadership experience and knowledge of business operations and the day-to-day management of a large, regulated global financial corporation. His skills include strategy and business development, risk management and people management.
Candace H. Duncan, 64. Director since 2014. Ms. Duncan retired from KPMG LLP, a global network of professional firms providing audit, tax and advisory services, in November 2013 where she was managing partner of the Washington, D.C. metropolitan area since 2009. Ms. Duncan also was on the KPMG LLP board of directors from 2009 to 2013, and served as chair of the board’s nominating committee as well as the partnership and employer of choice committee. Prior thereto, she served in various roles at the firm, including managing partner for audit for the Midatlantic area and audit partner in charge for the Virginia business unit. Ms. Duncan was admitted to the KPMG LLP partnership in 1987 and had more than 35 years of experience as a professional with the firm. Ms. Duncan is a member of the board of directors of FTD Companies, Inc. and Teleflex Inc.
Ms. Duncan has experience leading and managing a large accounting firm’s growth priorities across its audit, tax and advisory functions in key markets. In addition, she has a strong financial and accounting background, gained through her many years of experience at KPMG LLP, including her experience as a lead audit partner for major international and domestic companies. She has served clients on a wide range of accounting and operational issues, public securities issuances and strategic corporate transactions. Her thorough knowledge of public company accounting, financial statements and corporate finance is of significant value to the Company.
Joseph F. Eazor, 55. Director since 2016. Mr. Eazor has been the chief executive officer of Rackspace, a leading managed cloud company, since 2017. He previously served as the president and chief executive officer of EarthLink, Inc., a leading communications and IT services provider, and was a member of EarthLink's board from January 2014 until February 2017. From 2011 to 2013, he served as executive vice president and chief operating officer of global sales and customer operations at EMC and prior to that he served in a variety of leadership roles at Hewlett Packard and Electronic Data Systems. Mr. Eazor serves on the board of Commvault, a data protection and information management company.
Mr. Eazor has a proven track record of leading successful global companies. He has extensive experience in international strategy and business development and in technology and IT services. In addition to his corporate roles, Mr. Eazor was a senior partner with McKinsey & Co. from 2010 to 2011 and a partner and board member of A.T. Kearney, Inc. from 1990-1999. Mr. Eazor also served on the board of Mphasis, a publicly traded company in India, and on the Asia Advisory Board of the University of Chicago's Booth School of Business.
Cynthia A. Glassman, Ph.D., 70. Director since 2009. Dr. Glassman was appointed by President Bush as Under Secretary for Economic Affairs at the U.S. Department of Commerce from 2006 to 2009 and as Commissioner of the U.S. Securities and Exchange Commission from 2002 to 2006, including serving as acting chair during the summer of 2005. Dr. Glassman is a director of Navigant Consulting, Inc. She is also a Senior Research Scholar at the Institute for Corporate Responsibility at the George Washington University School of Business.

Dr. Glassman brings extensive regulatory, governance, risk management, financial services and banking experience to the Board. She holds a Ph.D. in economics and has spent over 40 years in the public and private sectors focusing on financial services regulatory and public policy issues. She held various positions over 12 years at the Federal Reserve, including as Chief of the Financial Reports Section and an Economist in the Capital Markets Section. She also has 15 years of experience in financial services consulting, including as a Principal of Ernst & Young LLP and Managing Director of Furash & Company. Through her experience, she brings a thorough and insightful perspective to a wide range of banking, financial, risk management, regulatory and corporate governance issues.
Thomas G. Maheras, 55. Director since 2008. Mr. Maheras is the managing partner of Tegean Capital Management, LLC, an investment advisory firm based in New York since 2008. Prior to that he was chairman and co-chief executive officer of Citi Markets and Banking, the investment banking division of Citigroup, Inc., where he held roles of increasing responsibility after starting his career as a fixed-income trader at Salomon Brothers. He has served as chairman of the U.S. Treasury Department Borrowing Advisory Committee and as an executive committee member of the Board of Directors of the Securities Industry and Financial Markets Association.
Mr. Maheras has extensive risk management, banking and capital markets experience, including 23 years at Citigroup where his responsibilities included leading the global capital markets business. He also brings valuable leadership experience and knowledge of operations and the day-to-day management of a global financial services organization. Mr. Maheras’ financial background and banking and financial services experience includes a knowledge of financial statements, corporate finance, accounting and capital markets.
Michael H. Moskow, 80. Director since 2007. Mr. Moskow retired as president and chief executive officer of the Federal Reserve Bank of Chicago in 2007, where he had served since 1994. Mr. Moskow serves on the board of directors of Education Corporation of America, CityBase, and Commonwealth Edison Company, a subsidiary of Exelon Corporation. In the past five years, he has also served as a director of Taylor Capital Group Inc. and Northern Trust Mutual Funds.
Mr. Moskow brings extensive regulatory, financial services and banking experience to the Board and has extensive knowledge of the economy and financial markets. He is currently Vice Chair and Distinguished Fellow, Global Economy at The Chicago Council on Global Affairs. From 1993 to 1994, he was a full-time faculty member at Northwestern University’s Kellogg School of Management. Prior to teaching at Northwestern, Mr. Moskow was a Deputy U.S. Trade Representative, following his appointment by President Bush in 1991. From 1969 to 1977, he held a number of senior positions with the U.S. government, including undersecretary of labor at the U.S. Department of Labor, director of the Council on Wage and Price Stability and senior staff economist with the Council of Economic Advisers. Through his senior regulatory positions, particularly in the financial services arena, and service on the boards of other financial institutions, he brings a thorough and insightful perspective to a wide range of banking, financial, regulatory and risk management issues.
David W. Nelms, 57. Director since 2007 and Chairman since 2009. Mr. Nelms has served as the chief executive officer of Discover since 2004 and served as our president and chief operating officer from 1998 to 2004. Mr. Nelms led our business as a director from 1998 and our Chairman from 2004 until the June 2007 spin-off from Morgan Stanley, our former parent company. Mr. Nelms currently serves on the Federal Reserve Board of Chicago Board of Directors. He also serves on the board of directors of CDW Corporation, a leading provider of technology solutions to business, government, education and healthcare. Prior to joining Discover, Mr. Nelms worked at MBNA America Bank from 1991 to 1998, most recently as a vice chairman. From 1990 to 1991, Mr. Nelms was a senior product manager for Progressive Insurance. From 1986 to 1990, Mr. Nelms was a management consultant with Bain & Company.
Mr. Nelms’ deep understanding of the Company’s business and the financial services industry provides critical expertise to the Company and makes him well-qualified to serve as Chairman. He also brings valuable leadership experience in risk management, consumer financial services, including operating in the current regulatory environment, corporate finance, information technology and knowledge of operations and the day-to-day management of a global financial corporation, which plays a critical role in board discussions regarding strategic planning and business development for the Company.
Mark A. Thierer, 58. Director since 2013. Mr. Thierer currently serves as the managing partner of AssetBlue Investment Group, a position he has held since June 2017. From October 2017 through February 2018, Mr. Thierer also served as the interim chief executive officer of Dentsply Sirona Inc., a manufacturer of dental implants. Mr. Thierer was chief executive officer of OptumRx, a pharmacy care services company, from July 2015 until September 2017. He previously served as chairman and chief executive officer of Catamaran Corporation, one of the nation's largest pharmacy benefit management companies, from March 2011 until it combined with OptumRx in 2015.

Mr. Thierer has experience as a chief executive officer leading a national pharmacy benefit and healthcare information technology solutions company. His skills include strategy and business development, technology, finance and marketing. He brings valuable leadership experience and knowledge of operations and the day-to-day management of a national corporation. Mr. Thierer also has experience in the structuring and execution of strategic corporate transactions, including mergers and acquisitions.
Lawrence A. Weinbach, 78. Director since 2007 and Lead Director since 2009. Mr. Weinbach has been chairman of Great Western Products Holdings, LLC, a manufacturer and master distributor of food and nonfood concession products, since 2009 and has been a managing director of Yankee Hill Capital Management, LLC, a private equity firm, since 2006. Prior to that, he was the executive chairman of Unisys Corporation, a worldwide information services and technology company, from 2005 to 2006, and its chairman and chief executive officer from 1997 to 2004. He also served as a director of Quadra Realty Trust, UBS, AG and Avon Products, Inc.
Mr. Weinbach has experience in the financial and accounting industry and the information technology and financial services sectors. He began his career in 1961 at Arthur Andersen, ultimately serving as managing partner and chief executive of Andersen Worldwide, a global professional services organization, which included Arthur Andersen and the company now known as Accenture from 1989 to 1997. Mr. Weinbach's strong financial background, gained through his private equity, accounting, investment banking and financial services experience, includes knowledge of risk management, governance, financial statements, corporate finance, accounting and capital markets. As a former chief executive officer, he also brings valuable leadership experience and knowledge of operations, corporate governance and the day-to-day management of a global corporation.
The Board recommends that you vote "FOR" the election of each director nominee. Proxies solicited by our Board will be voted "FOR" the election of each nominee unless otherwise instructed.
CORPORATE GOVERNANCE
Director Independence
Our Board of Directors adopted our Corporate Governance Policies, which contain the director independence guidelines and provide that a majority of the members of the Board and each member of the Audit Committee, the Compensation and Leadership Development Committee (the "Compensation Committee"), the Nominating and Governance Committee and the Risk Oversight Committee must consist of directors who are independent. The Board uses these guidelines to assist it in determining whether directors qualify as "independent" pursuant to the guidelines and the requirements set forth in the New York Stock Exchange's Corporate Governance Rules (the "Rules"). In each case, the Board broadly considers all relevant facts and circumstances and applies the guidelines and the Rules in determining whether directors qualify as "independent." Our Corporate Governance Policies are available through the investor relations page of our internet site, www.discover.com, and in print free of charge to any shareholder who requests a copy.
Pursuant to our Corporate Governance Policies and the Rules, the Board reviewed the independence of all of our current directors. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family and members of the Company’s senior management. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
As a result of this review, the Board affirmatively determined that Jeffrey S. Aronin, Mary K. Bush, Gregory C. Case, Candace H. Duncan, Joseph F. Eazor, Cynthia A. Glassman, Richard H. Lenny, Thomas G. Maheras, Michael H. Moskow, Mark A. Thierer and Lawrence A. Weinbach are independent of the Company and its management under the standards set forth in the Corporate Governance Policies and the Rules. The Board determined that one of our directors, David W. Nelms, is not independent because of his employment as our Chief Executive Officer ("CEO").
In determining that each of the directors other than Mr. Nelms is independent, the Board considered, among other things, certain relationships, which it determined were immaterial to the directors’ independence. The Board considered that the Company and its subsidiaries in the ordinary course of business have, during the last three years, sold products and services to, and/or purchased products and services from, companies at which some of our directors were officers during 2017. In each case, the amount paid to or received from these companies in each of the last three years did not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues, the threshold set forth in our Corporate Governance Policies and the Rules.
Board Attendance at Annual Shareholder Meeting
The Company's Corporate Governance Policies state that each director will attend annual meetings of shareholders unless he or she is unable to attend a meeting due to extenuating circumstances. All of our current directors attended the 2017 Annual Meeting of Shareholders.
Board and Committee Meetings
Our Board held 11 meetings during 2017. Each director attended at least 75% or more of the total number of meetings of the Board and the standing committees on which such director served that were held while the director was a member. Our Board has established the following standing committees: Audit, Compensation and Leadership Development, Nominating and Governance, and Risk Oversight. The membership and function of each committee and the number of meetings held by each committee during 2017 is described below.

Committee/Members	Primary Responsibilities	# of Meetings
Audit
●   Oversee the integrity of our consolidated financial statements, our system of internal control over financial reporting, our risk management, and the qualifications and independence of our independent registered public accounting firm.
●   Oversee the performance of our internal auditor and independent registered public accounting firm and our compliance with legal and regulatory requirements.
●   Sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm.
●   Oversee the Company's compliance with legal and regulatory requirements.
		12
Dr. Glassman (Chair) Ms. Duncan Mr. Eazor Mr. Weinbach

Compensation and Leadership Development	● Annually review and approve the corporate goals and objectives relevant to the compensation of the CEO and evaluate his performance in light of these goals. ● Determine the compensation of our executive officers and other appropriate officers. ● Oversee risk management associated with our compensation practices. ● Administer our incentive and stock-based compensation plans. ● Oversee plans for management development and succession.	7
Mr. Case (Chair) Mr. Aronin Mr. Lenny Mr. Thierer

Nominating and Governance	● Identify and recommend candidates for election to our Board and each Board committee. ● Consider matters of corporate governance and make recommendations or take action. ● Oversee the annual evaluation of the members of our Board and its committees, and management. ● Recommend director compensation and benefits. ● Review annually our Corporate Governance Policies.	4
Mr. Weinbach (Chair) Ms. Bush Mr. Lenny

Risk Oversight	● Oversee the enterprise-wide risk management framework, make recommendations to the Board on risk management policies and the Company's risk appetite and tolerance, oversee risk management governance and policies and perform other functions pursuant to the Federal Reserve's enhanced prudential standards. ● Oversee the performance of our Chief Risk Officer. ● Oversee capital planning, liquidity risk management and resolution planning activities.	8
Mr. Moskow (Chair) Ms. Bush Mr. Maheras

Our Board has adopted a written charter for each of the Audit, Compensation, Nominating and Governance and Risk Oversight Committees setting forth the roles and responsibilities of each committee. The committee charters are available through the investor relations page of our internet site, www.discover.com.
All members of the Audit, Compensation, Nominating and Governance and Risk Oversight Committees satisfy the standards of independence applicable to members of such committees. In addition, the Board has determined that all members of the Audit Committee are financially literate and are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K under the Exchange Act and have accounting or related financial management expertise.
Nomination of Directors
The Nominating and Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board. The Nominating and Governance Committee may consider director candidates from a wide range of sources, including shareholders, officers, and directors. The Board is responsible for nominating directors for election by the shareholders and filling any vacancies on the Board that may occur. Effective at the 2018 Annual Meeting of Shareholders, Director Lenny will retire from the Board. After careful consideration, the Board has determined that it is in the best interests of all shareholders to decrease the size of the Board from 12 to 11 directors, effective upon Mr. Lenny's retirement. The Nominating and Governance Committee will continue to evaluate the composition of the Board, including the mix of skills and experiences of existing directors, as well as the potential benefits from new and different perspectives and skill sets.
Director Qualifications
Our Corporate Governance Policies describe our director qualifications. The Board seeks members who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Directors should be selected based upon their potential contributions to the Board and management and their ability to represent the interests of shareholders. Also, the Board will consider the diversity of a candidate’s perspectives, background and other demographics. Generally, no director is permitted to serve on more than four additional public company boards (in addition to the Company's Board).
Board Leadership Structure
The Board believes that the combined position of Chairman and CEO enhances the effectiveness of the Board and is the most appropriate leadership structure for the Company. Because of his position as CEO, Mr. Nelms is the director most familiar with Discover’s business and industry and best positioned to set and execute the Company’s strategic priorities. Mr. Nelms' leadership, driven by his deep business and financial services expertise, enhances the Board’s ability to exercise its responsibilities. In addition, this model provides enhanced efficiency, effective decision-making and clear accountability.
The Company appointed a lead independent director (the "Lead Director") to strengthen the Board’s independence and autonomous oversight of our business as well as Board communication and effectiveness. The Board evaluates its leadership structure periodically, including the appointment and performance of the Lead Director.
The Board designated Lawrence A. Weinbach, who is Chairman of the Nominating and Governance Committee, as the Lead Director. The Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, and has the authority to call, and will lead, non-employee director sessions and independent director sessions;

•	helps facilitate communication between the Chairman and the independent directors;

•	advises the Chairman;

•	approves Board meeting agenda items and the schedule of Board meetings; and

•	may request inclusion of additional agenda items for Board meetings.

Non-Employee Director Meetings
In accordance with our Corporate Governance Policies, the non-employee directors meet regularly in executive sessions without management present. Our Corporate Governance Policies also require that if any non-employee directors are not independent, then the independent directors will meet in a separate independent director session at least once per year. Currently, all non-employee directors are independent. The Lead Director, who is independent, presides over executive and independent director sessions.
Board Role in Risk Oversight
The Board is responsible for approving the Company's enterprise-wide risk management framework, which is described in the Company's Enterprise Risk Management Policy and certain additional risk management policies. The Board receives reports of material exceptions to such policies. Additionally, the Board approves the risk appetite and limits, and capital targets and thresholds of the Company. It also appoints the Chief Risk Officer, and other risk management function leaders, as appropriate. The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company, and management’s responses to those risks. During these discussions, the CEO, the General Counsel, the Chief Financial Officer and/or the Chief Risk Officer present management’s assessment of risks, a description of the most significant risks facing the Company, and any mitigating factors and plans or practices in place to address and monitor those risks. In addition to these discussions, the Board receives annual information security training and, in 2017, had an independent third party provide training tailored specifically to cybersecurity issues and risks that the Company faces. The Board has also delegated certain of its risk oversight responsibilities to its committees as set forth below, and regularly receives reports from the committees on risk management matters.
Risk Oversight Committee
The Risk Oversight Committee is responsible for overseeing our risk management policies and the operations of the Company's enterprise-wide risk management framework and capital planning, liquidity risk management and resolution planning activities. The Risk Oversight Committee is responsible for, among other things: (i) approving and periodically reviewing our risk management policies; (ii) overseeing the operation of policies and procedures which establish risk management governance, and risk-control infrastructure; (iii) overseeing the operation of processes and systems for implementing and monitoring compliance with such policies and procedures; (iv) reviewing and making recommendations to the Board, as appropriate, regarding the Company's risk management framework, key risk management policies and the Company's risk appetite and tolerance; (v) receiving and reviewing regular reports from our Chief Risk Officer on current and emerging risks, the status of and changes to risk exposures, policies, procedures and practices, and the steps management has taken to monitor and control risk exposures; (vi) reviewing and approving the Company's information security program, which seeks to mitigate information security risks, including cybersecurity risks; and (vii) receiving reports regarding compliance with risk appetite limits, risk management policies, procedures and controls. The Risk Oversight Committee shares information with (which it may do through the Chair of the Committee) and meets in joint session with the Audit Committee as necessary or desirable to provide the committees with the information necessary to permit them to fulfill their duties and responsibilities with respect to oversight of risk management matters. For example, at least quarterly, the Risk Oversight and Audit Committees meet in joint session and receive updates on the Company's information security program, including trends and developments regarding information security risks.
The Risk Oversight Committee also authorizes the Company’s Risk Committee, which is comprised of the members of the Company’s Executive Committee and the Discover Bank President. The Chief Risk Officer, a member of the Executive Committee, serves as the Risk Committee chair. The Risk Committee provides a forum for key members of our executive management team to review and discuss credit, market, liquidity, operational, legal and compliance and strategic risks across the Company and for each business unit. The Risk Committee regularly reports to the Risk Oversight Committee on risks and risk management.
Audit Committee
Our Audit Committee assists the Board in the oversight of, among other things, the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, and our system of internal controls. With respect to compliance matters, our Audit Committee approves our Compliance Policy and reinforces the importance of compliance risk management. The Audit Committee assists the Board in its oversight of the Company's anti-money laundering program. In addition, the Audit Committee receives reporting on the effectiveness of our Compliance Risk Management Program. Our Audit Committee also, taking into consideration the Board’s allocation of the review of risk among various committees of the Board, receives and reviews reports from the Chief Risk Officer and other members of management as the Audit Committee deems appropriate on the guidelines and policies for assessing and managing the Company's exposure to risks, the corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee shares information with (which it may do through the Chair of the Committee) and meets in joint session with the Risk Oversight Committee as necessary or desirable to provide the committees with the information necessary to permit them to fulfill their duties and responsibilities with respect to oversight of risk management matters.
The Audit Committee provides oversight of the Company's internal audit function. The Audit Committee reviews and approves the appointment, replacement and compensation of the Company's Chief Audit Executive and the charter, budget and staffing levels of the Company's internal audit function. The Audit Committee reviews and approves the annual audit plan. The Audit Committee also receives periodic reports from the Chief Audit Executive on the status of the annual audit plan, including significant results and the status of corrective actions.
Compensation Committee
The Compensation Committee is responsible for overseeing risk management associated with the Company’s employee compensation practices, including an annual review of the Company’s risk assessment of its compensation plans and practices to assess whether employee plans have features that might encourage excessive risk-taking that could threaten the value of the Company, are reasonably likely to have a material adverse effect on the Company or could result in a failure to comply with regulatory requirements. The Compensation Committee reviews reports from and meets with the Company's Chief Risk Officer and the Risk Oversight and Audit Committees of the Board of Directors to discuss the annual employee incentive compensation risk assessment and to review outcomes of certain risk events and any impact to compensation decisions.
Separately, the Compensation Committee meets with the Company's Chief Risk Officer to monitor the results of the Company's incentive compensation program payments for certain employees, including our NEOs.
The Compensation Committee also oversees the Company’s succession planning process. On an annual basis, management conducts succession planning for all of the Company's officer level roles, including our NEOs. Management further identifies critical roles beyond the officer level where there are uniquely strong needs for immediate successors, where restructuring is not likely to be a viable succession plan, and where having the role unfilled for a period of time could create regulatory, risk management or business continuity gaps. Annually, our CEO, President and Chief Operating Officer ("COO") and Chief Human Resources Officer partner to conduct succession planning for our NEOs and other executives. For each of our NEOs, the role is reviewed to determine options for succession and development needed to increase succession readiness. Consideration is given to external hiring where appropriate. Management then reviews NEO succession plans with the Compensation Committee and the Board.
Communications with Directors
Shareholders and other interested parties may contact any member of our Board by writing to: Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015, Attention: Secretary and General Counsel. All communications should be accompanied by the following information: (i) if the person submitting the communication is a shareholder, a statement of the type and amount of the securities of the Company that the person beneficially owns; (ii) if the person submitting the communication is not a shareholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in the Company; (iii) any special interest, meaning an interest not in the capacity of a shareholder of the Company, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. The Board's Policy Regarding Communications by Shareholders and Other Interested Parties with the Board of Directors is available through the investor relations page of our internet site, www.discover.com. Shareholder and interested party communications received in this manner will be handled in accordance with procedures approved by our independent directors.
Shareholder Recommendations for Director Candidates
Our Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members consistent with the director qualification criteria described above and set forth in the Company's Corporate Governance Policies. The Nominating and Governance Committee may consider director candidates recommended by shareholders. The procedures to submit recommendations are described in the Policy Regarding Director Candidates Recommended by Shareholders, available through the investor relations page of our internet site, www.discover.com.

The Nominating and Governance Committee identifies, evaluates and recommends director candidates to the Board. The Nominating and Governance Committee accepts shareholder recommendations of director candidates and evaluates such candidates in the same manner as other candidates. The Nominating and Governance Committee determines the need for additional or replacement Board members, then identifies and evaluates the director candidate under the criteria described above based on the information the Nominating and Governance Committee receives with the recommendation or which it otherwise possesses, which may be supplemented by certain inquiries. If the Nominating and Governance Committee determines, in consultation with other directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Nominating and Governance Committee may then obtain additional information about the director candidate's background and experience, including by means of interviews. The Nominating and Governance Committee will then evaluate the director candidate further, again using the qualification criteria described above. The Nominating and Governance Committee receives input on such director candidates from other directors, including the Chairman of the Board, and recommends director candidates to the full Board for nomination. The Nominating and Governance Committee may engage a third party to assist in identifying director candidates or to assist in gathering information regarding a director candidate's background and experience. If the Nominating and Governance Committee engages a third party, the Company pays for these services.
Shareholders who wish to recommend a candidate for the Nominating and Governance Committee's consideration must submit the recommendation in writing in accordance with the Board's Policy Regarding Communications by Shareholders and Other Interested Parties with the Board of Directors discussed above. In 2017, there were no director candidates submitted by shareholders. Shareholders may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date that the proxy statement was released to shareholders in connection with the previous year’s annual meeting.
To submit a candidate for consideration for nomination at the 2019 Annual Meeting of Shareholders, shareholders must submit the recommendation, in writing, by November 16, 2018. The written notice must demonstrate that it is being submitted by a shareholder of record of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm the candidate's consent to serve as a director. Shareholders must send recommendations to Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015, Attention: Secretary and General Counsel, and they will be forwarded to the Nominating and Governance Committee.
In addition, shareholders may nominate director candidates by complying with the advance notice or proxy access Bylaw provisions discussed at the end of this Proxy Statement in the Shareholder Proposals and Director Nominations for the 2019 Annual Meeting section.
EXECUTIVE AND DIRECTOR COMPENSATION
Executive Compensation
The Compensation Committee is responsible for the review and approval of the Company's executive compensation program. The Committee works with its independent compensation consultant, Pearl Meyer & Partners, LLC ("Pearl Meyer"), to develop recommendations for the Compensation Committee.

Role of the Compensation and Leadership Development Committee
The Compensation Committee is responsible for the review and approval of all aspects of the Company's executive compensation program and makes all decisions regarding the compensation of the Company's NEOs named in the executive compensation tables below. Specifically, the Compensation Committee has responsibility to, among other things:

•	review, approve and administer all compensation programs affecting NEOs and evaluate whether such plans are aligned with the Company's compensation structure policies;

•	annually review and approve:

–	performance criteria, goals and award vehicles used in our compensation plans for our NEOs, and

–	performance of and compensation delivered to our NEOs;

•	review the Company's compensation practices to evaluate whether such practices take into account risk outcomes in making compensation determinations and do not encourage excessive risk taking;

•	oversee the Company's management development and succession planning efforts; and

•	review and approve any contracts, policies, or programs related to compensation, contractual arrangements, or severance plans affecting NEOs.

As described under "2017 Decision-Making Process — Role of Chief Executive Officer in Compensation Decisions," the Compensation Committee consults with management with respect to the compensation of the NEOs, other than the CEO.
The Compensation Committee's charter is available through the investor relations page of our internet site, www.discover.com.
Compensation and Leadership Development Committee Interlocks and Insider Participation
The following persons served on our Compensation Committee during 2017: Messrs. Case, Aronin, Lenny and Thierer. No member of the Compensation Committee was, during 2017, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executives served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee or (ii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.
Role of the Compensation Consultants
The Compensation Committee regularly consults with its external independent compensation consultant, Pearl Meyer, in performing its duties. Pearl Meyer attends the Compensation Committee meetings, including executive sessions without management present. The Compensation Committee has broad authority to retain and dismiss Pearl Meyer, and establish the scope of Pearl Meyer's work. While the consultant reports to the Compensation Committee, the consultant also works with the Company’s Human Resources department and senior management to facilitate Compensation Committee work, as approved by the Compensation Committee Chair. Pearl Meyer provides experiential guidance to the Compensation Committee on what is considered fair and competitive practice in the industry, primarily with respect to the compensation of the CEO, but also for other senior Company officers. Pearl Meyer is independent of management and under the terms of its agreement with the Compensation Committee, Pearl Meyer will generally provide services only to the Compensation Committee. Other than executive compensation consulting services noted above, Pearl Meyer performs no other services for the Company and has no relationship with the Company or management except as it may relate to performing such services. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently representing the Compensation Committee.
Director Compensation and Role of the Nominating and Governance Committee
Our Directors' Compensation Plan was approved by our shareholders in 2011, and provides for a specific amount of annual compensation for our non-employee directors. Directors who also are our employees do not receive any compensation under the Directors' Compensation Plan. The compensation paid to our non-employee directors further advances the interests of the Company and its shareholders by encouraging increased share ownership to promote long-term shareholder value. As more fully described in "Other Arrangements, Policies and Practices Related to Our Executive Compensation Program — Share Ownership Guidelines," the Nominating and Governance Committee maintains guidelines which recommend that directors hold five times the annual cash retainer in Company stock.
The Nominating and Governance Committee is responsible for reviewing the effectiveness of the non-employee director compensation and benefit programs in supporting the Company's ability to attract, retain and motivate qualified directors. The Nominating and Governance Committee reviews director compensation at least every other year and considers a variety of factors, including our financial performance, general market conditions, director compensation at companies with which we compete for talent, director responsibilities and trends in director compensation practices. Any recommendations for changes in director compensation are made to our Board.
In 2017, management conducted a general market review of the director compensation of the Company's proxy peers, and after considering the same, the Nominating and Governance Committee did not recommend any change to the director compensation program. In 2018, Willis Towers Watson, the Company's compensation consultant, conducted a market review of vesting provisions of equity awards made to the non-employee directors of our peers and a broad-based industry group. The Nominating and Governance Committee reviewed the market data, and after consideration of the same, recommended that the Board amend (i) the Directors' Compensation Plan; (ii) the May 2017 RSU awards granted to our non-employee directors; and (iii) the form of award for future RSU grants to provide for a vesting date that is the earlier of (1) the first anniversary of the date of grant; or (2) immediately prior to the first annual meeting of shareholders following the date of grant. The Board considered the recommendation and amended the vesting date accordingly, effective February 22, 2018.
The compensation payable under the Directors' Compensation Plan is described below.

Cash Compensation
Each non-employee director receives the following cash compensation under the Directors' Compensation Plan for service on our Board and each standing committee of our Board:

•	An annual retainer fee of $100,000;

•	A Lead Director retainer fee of $75,000;

•
A committee chair retainer fee of: (i) $30,000 each for the chairpersons of the Audit Committee and Risk Oversight Committee; (ii) $25,000 for the chairperson of the Compensation Committee; and (iii) $20,000 for the chairperson of the Nominating and Governance Committee; and

•
A non-chair committee membership fee of: (i) $20,000 for each member of each of the Audit Committee and Risk Oversight Committee; (ii) $10,000 for each member of the Compensation Committee; and (iii) $5,000 for each member of the Nominating and Governance Committee.

Each non-employee director may elect to defer receipt of his or her cash compensation under the Directors' Voluntary Nonqualified Deferred Compensation Plan until the director terminates all services for the Company. A bookkeeping account is maintained for each participant and interest is credited to the deferred amount based on 120% of the quarterly long-term applicable federal rate in effect.
Stock Compensation
Pursuant to the Directors' Compensation Plan, we may issue awards of up to a total of 1,000,000 shares of our Common Stock to our non-employee directors. Each non-employee director receives an annual grant of $140,000 in RSUs for service on our Board, beginning with the first annual meeting at which the director is elected to our Board. For those directors joining our Board on a date other than the date of an annual meeting, each director receives a grant of $140,000 in RSUs on the date on which the director becomes a member of our Board, adjusted on a pro-rata basis by multiplying such award by a fraction where the numerator is the number of months between such date and the next annual meeting of shareholders and the denominator is twelve.
The number of RSUs granted is determined by dividing the dollar amount by our share closing price on the date of grant. Effective February 22, 2018, each grant vests in its entirety on the earlier of the first anniversary of its date of grant or immediately prior to the first annual meeting of shareholders following the date of grant, subject to the director's continued service through such date. Unless provided otherwise in the RSU agreement, RSUs granted to each non-employee director may become fully vested before the end of the regular restriction period if (i) such director is terminated due to disability or death or (ii) a change in control occurs. Upon vesting, the RSUs are converted into shares of our Common Stock. RSUs include the right to receive dividend equivalents in the same amount and at the same time as dividends paid to all Discover common shareholders. Each non-employee director may elect to defer the receipt of his or her stock compensation until the director terminates all services for the Company. A bookkeeping account is maintained for each participant, which reflects the number of RSUs to which the participant is entitled under the terms of the Directors' Compensation Plan.
Reimbursements
Directors are reimbursed for reasonable expenses incurred in attending Board, committee and shareholder meetings, including reasonable expenses for travel, meals and lodging.

2017 Non-Employee Director Compensation Table
The table below sets forth cash and stock compensation (including deferred compensation) paid to non-employee directors for their Board service in the year ended December 31, 2017.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jeffrey S. Aronin	110,000	139,998	249,998
Mary K. Bush	125,000	139,998	264,998
Gregory C. Case(2)	125,000	139,998	264,998
Candace H. Duncan(2)	120,000	139,998	259,998
Joseph F. Eazor	120,000	139,998	259,998
Cynthia A. Glassman	130,000	139,998	269,998
Richard H. Lenny	115,000	139,998	254,998
Thomas G. Maheras	120,000	139,998	259,998
Michael H. Moskow	130,000	139,998	269,998
Mark A. Thierer(2)	110,000	139,998	249,998
Lawrence A. Weinbach	215,000	139,998	354,998

(1)
Reflects RSUs granted under the Directors' Compensation Plan described above. Amounts reflect the grant date fair value of the 2017 RSUs, which were granted on May 11, 2017 for all non-employee directors. These amounts reflect the RSUs' grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation ("FASB ASC Topic 718") and may not correspond to the actual value that might be realized by the named individuals. Additional details on accounting for stock-based compensation can be found in Note 2: "Summary of Significant Accounting Policies - Stock-based Compensation" and Note 10: "Stock-Based Compensation Plans" of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. As of December 31, 2017, each non-employee director held the following number of RSUs, including deferred RSUs: Mr. Aronin held 59,631; Ms. Bush held 54,399; Mr. Case held 64,210; Ms. Duncan held 9,194; Mr. Eazor held 2,324; Dr. Glassman held 2,324; Mr. Lenny held 19,462; Mr. Maheras held 40,962; Mr. Moskow held 47,314; Mr. Thierer held 12,135; and Mr. Weinbach held 49,022.

(2)	The amounts listed for these individuals in the "Fees Earned or Paid in Cash" column were deferred under the Directors' Voluntary Nonqualified Deferred Compensation Plan.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis focuses on the Company's NEOs who are named in the 2017 Executive Compensation tables below. We summarize below our executive compensation program and provide an overview of how and why the Compensation and Leadership Development Committee (the "Committee") made specific decisions involving our NEOs. We also refer you to our Annual Report on Form 10-K for the year ended December 31, 2017, for additional information regarding 2017 financial results for our Company.
Overview of Performance and Compensation

Exceeded key plan profit target with higher revenues offsetting credit normalization	Accelerated card loan growth and originated record level of personal and student loans	Significant AML/BSA regulatory progress	Strong return on equity and significant capital deployment
In 2017, we delivered a 19% return on equity to our shareholders while investing in profitable growth and new capabilities. Highlights of 2017 results are noted below.

•
Based on net income of $2,099 million, the Company achieved profit before taxes and reserves ("PBTR") of $3,997 million(1), exceeding 2017 Annual Plan target of $3,929 million by 2%. PBTR favorability was driven primarily by higher revenue growth net of increases in credit losses. Net income for 2017 included one-time charges of $189 million resulting from actions taken by the Company in connection with the Tax Cuts and Jobs Act.

•
The Company's period end loan growth accelerated to 9% year-over-year, exceeding Annual Plan target by 3%. The growth was supported by double digit growth in the Company's credit card new accounts and personal loan and student loan originations.

•
Credit performance was favorable as compared to most competitors, but unfavorable compared to the prior year and the Annual Plan as the Company exited a period of historic lows. Total provision expense increased $720 million year-over-year driven primarily by supply-driven credit normalization and the seasoning of loan growth from the last few years. The total net charge-off rate on average loans outstanding was 2.70%, up from the prior year rate of 2.16%.

•
The Company made significant investments and made substantial progress in enhancing compliance, including its Bank Secrecy Act ("BSA") anti-money laundering ("AML") program. On August 30, 2017, the FDIC terminated the consent order relating to Discover Bank's AML program. The Company has made substantial progress in addressing a Written Agreement with the Federal Reserve relating to the Company's AML program as well as a consent order with the CFPB related to the Company's Student Loan business.

•
Other non-interest expenses in our Direct Banking segment matched the Annual Plan target but were higher than the prior year by 6% as the Company invested in profitable loan growth and new capabilities and product enhancements.

•
Payment Services segment pre-tax income increased $38 million, primarily driven by strong revenue growth at PULSE and lower expenses. Transaction dollar volume for the segment was higher by 12% from the prior year, primarily driven by increases in PULSE network volume. Diners Club International volumes increased 10% over the prior year. In Network Partners, volume increased 3% from the prior year based on continued expansion with our AribaPay product.

•
In 2017, the Company launched Social Security Number Alerts, a free service that monitors risky websites known to illegally sell or trade personal data and alerts Discover cardmembers who have enrolled in the service if their Social Security numbers are found. In addition, New Account Alerts notify enrolled cardmembers if any new credit cards, mortgages, car loans or other accounts are opened on their Experian credit report. These new alerts are aimed at helping Discover cardmembers protect themselves from identity theft or fraud and manage their credit.

•	Direct-to-consumer deposit balances increased 9% year-over-year and represented 46% of the Company’s funding at year-end.
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(1)
Profit before taxes and reserves ("PBTR") is a non-GAAP financial measure which should be viewed in addition to, not as a substitute for, the Company's reported results. PBTR is derived by adding the increase in the allowance for loan losses of $460 million and income tax expense of $1,438 million to net income of $2,099 million. The Committee believes that PBTR is a better measure of the core operating performance of the business that increases focus on factors the Company's incentive-eligible employees are most able to directly impact and influence and controls for variability in significant macroeconomic impacts.

•
Discover Bank issued approximately $5.1 billion of public credit card asset-backed securitizations and approximately $8.2 billion of brokered deposits. The Company issued $1.0 billion of senior unsecured debt and continued to access the debt capital markets through its retail notes program. In addition, the Company issued $570 million preferred stock to refinance the existing Series B preferred stock. These wholesale funding activities are part of the Company's strategy to maintain access to a broad and diverse set of funding channels that complement growth in core deposit funding.

•
The Company increased its quarterly dividend by 17% to $0.35 per share of Common Stock and repurchased approximately 32 million shares, or approximately 8%, of the Company’s outstanding Common Stock in 2017. The Company had a 123% payout ratio(1). This is the seventh year in a row that we have increased our dividend and payout ratio.

The compensation that our senior executives earned for 2017 reflected Company performance and remained consistent with our balanced compensation structure and commitment to aligning NEOs' interests with those of our shareholders. A significant portion of NEO compensation is granted as restricted stock units ("RSUs") and at-risk performance-based stock units ("PSUs") tied to Company performance over a three-year performance period.
The Company's Employee Compensation Policy provides that the RSUs and PSUs are subject to a clawback that allows the Company to reclaim previously granted awards under certain circumstances. Additionally, the policy provides for share ownership guidelines and share retention requirements that tie a portion of our executives’ net worth to the Company's stock price and provide a continuing incentive to achieve superior long-term stock price performance.
The Committee uses PBTR as the primary measure of the Company's financial performance to assess annual cash awards for our NEOs. The Committee believes that PBTR is the best measure of the core operating performance of the business that focuses on factors the Company's incentive-eligible employees are most able to directly impact and influence and controls for variability in significant macroeconomic events.
The Committee is advised by Pearl Meyer and our Chief Risk Officer to consider whether any element of the compensation structure, design, review, or decision-making process could be reasonably likely to have a material adverse effect on the Company. As a result, incentive compensation continues to be firmly tied to current and future Company performance and is designed to appropriately balance risk and reward. At the end of 2017, in connection with making compensation decisions, the Committee used reports from and met with the Chief Risk Officer and the Risk Oversight and Audit Committees of the Board of Directors to discuss the annual incentive compensation risk assessment, and to review outcomes of certain risk events and any related impact on compensation decisions. The Committee evaluated our NEOs performance against risk goals before determining compensation for our NEOs, creating a direct link between our incentive compensation and risk management.
More details regarding our 2017 performance and executive compensation can be found in the sections below, including a summary of the compensation approach for our CEO under "Summary of Chief Executive Officer Compensation." We encourage you to read this section of the Proxy Statement in conjunction with the advisory, non-binding vote that we are conducting on the compensation of our NEOs.
Effect of 2017 Advisory Vote on NEO Compensation
Each year we provide shareholders with a "Say-on-Pay" vote. The Committee values the opinions of our shareholders and will continue to review and consider the voting results of the shareholder advisory vote on NEO compensation in addition to other factors when considering future executive compensation arrangements. In light of the strong support for our NEO compensation at our 2017 annual meeting of shareholders, we did not make any changes to the Company's executive compensation program in response to the 2017 "Say-on-Pay" vote, and we intend to continue to use PBTR, along with other secondary performance factors, to fund our incentive compensation programs for 2018.

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(1) Payout ratio represents capital returned to common shareholders divided by net income allocated to common shareholders.

Practices and Policies Supporting Strong Corporate Governance and Compensation Programs
We continue to maintain our disciplined approach to executive compensation with a focus on pay for performance, strong governance, risk management, and simplicity as evidenced by the following practices:

We Do
✓
Pay for performance:  The majority of the compensation for our NEOs is in the form of variable compensation linked to the long-term financial and strategic goals of the Company over a three-year performance period. Incentive compensation metrics are tied to the Company's strategic plan and NEOs' goals are aligned to the plan.

✓
Shareholder alignment:  Our compensation program aligns with our long-term interests and those of our shareholders with deferred long-term incentives ("LTI") in the form of RSUs and PSUs linked to stock price appreciation. PSUs are the primary component of LTI for our NEOs, and in addition to being deferred for three years, are subject to Company performance, and stock price over the three-year performance period.

✓
Independent oversight:  Our Compensation Committee includes only directors who are independent under applicable NYSE listing standards and the Committee is advised by an independent compensation consultant.

✓
Share ownership guidelines for NEOs:  Our CEO must own shares with a value of at least seven times his base salary, our President and COO must own shares with a value of at least five times his base salary, and our other NEOs must own shares with a value of at least three times their respective base salaries. Each NEO must achieve his or her ownership guideline within five years of appointment.

✓
Share retention requirements:  For annual grants prior to 2016, our NEOs must hold 50% of the net shares received upon vesting and, beginning with 2016 grants, NEOs must hold 100% of net shares received upon vesting for one year post-vesting to promote continued shareholder alignment.

✓
Clawback of incentive compensation:  Our Employee Compensation Policy and equity awards provide for clawbacks that allow us to recover shares issued pursuant to RSUs and PSUs under certain circumstances.

✓
Risk management:  We regularly evaluate the risk impact of the design of our incentive compensation program, and the compensation decisions for our NEOs include a risk review that is considered before we make annual short-term and long-term incentive awards and before the determination of vesting for all outstanding stock grants which may result in a reduction in the number of the shares vesting.

✓	Balanced change in control: Our change in control severance policy includes a double trigger and does not provide excise tax gross-ups for any employees.
✓	Restrictive covenants: LTI awards to NEOs are subject to non-competition and non-solicitation provisions.
✓
Limited perquisites:  Perquisites provided to our NEOs are generally limited to access to an executive gym. On occasion, our NEOs may use the Company's tickets for sporting, cultural or other events for personal use when they are not otherwise used for business purposes.

We Do Not
Ø	No employment contracts for NEOs: We do not have individual employment agreements with any of our NEOs.
Ø
No special benefit plans:  We do not provide any benefit plans to our executives that are not generally available to other employees and we do not provide any supplemental executive retirement plan benefits to any executive.

Ø
No hedging or pledging:  Directors and executive officers, including NEOs, are prohibited from hedging Company securities, holding Company securities in a margin account or otherwise pledging Company securities, including as collateral for a loan.

Ø	No excise tax gross ups: We do not provide excise tax gross ups for any employee.
Compensation Program and Objectives
The Company's 2017 executive compensation program and compensation decisions were based on the following principles:

Pay for Performance: Our compensation should reflect Company, business segment, and individual performance.
Balanced Compensation Structure: We seek to deliver a mix of fixed and variable compensation that is aligned with shareholder interests and the long-term interests of the Company and that appropriately balances risk and reward.
Market-Competitive Pay Opportunity: Our compensation should be competitive relative to our peers in order to attract and retain a talented executive team.
Pay for Performance
Our compensation program is grounded on a pay for performance philosophy, and is designed to reward achievement of the Company's financial and strategic goals included in our business plans established before each performance cycle. We consider financial performance and strategic performance factors, relative performance, risk performance, internal pay equity and individual NEO performance. The majority of compensation for our NEOs is in the form of variable compensation, a substantial portion of which is paid in deferred RSUs and PSUs tied to the long-term performance of the Company and aligned with shareholder interests.

•	Financial Performance: How well the Company performed compared to its 2017 Annual Plan. For 2017, the main factor the Committee considered in evaluating financial performance was the Company's PBTR.

•	Other Performance Factors: How well the Company performed compared to other secondary financial metrics, key focus areas as well as relative to competitors.

–
Other Financial Metrics: How well the Company performed compared to other secondary financial metrics, including net income, return on equity ("ROE") (and risk-adjusted returns), earnings per share ("EPS"), total revenue (defined as net interest income plus other income), net charge-offs and operating expenses.

–	Key Focus Areas: How well the Company accelerated profitable growth, enhanced capabilities and operating models, and matured risk management.

–	Relative Performance: How well the Company performed against a select group of competitors on profitability, credit performance, growth, total shareholder return and other measures.

•	Risk Performance: How well the Company performed with respect to risk management, capital adequacy and regulatory compliance.

•	Individual Performance: How well each NEO performed relative to individual objectives, including relative role impact, experience and internal pay equity.

Balanced Compensation Structure
The Committee determines compensation targets (aggregate of base salary, target short-term incentive ("STI") and LTI opportunity) for the NEOs at the beginning of the year, based on Company and individual performance for the past year as well as the overall skills and experiences of the executive, internal pay equity and the Committee's assessment of their future potential. Target STI and LTI opportunities are established for, and communicated to, the NEOs. The actual year-end STI awards paid and LTI awards made to the NEOs are determined by the Committee based on its evaluation of financial performance, primarily PBTR, and other performance factors, risk performance and individual performance (as described above). The Committee also considers compensation levels of other executives in similar roles both within the Company and at industry peers before making compensation decisions. The Committee uses discretion to exercise its judgment instead of solely relying on a formulaic structure which provides the right level of transparency while maintaining the flexibility necessary to pay appropriately for performance. The Committee has determined that a balance of the following pay components provides an effective combination of risk and reward:

Base Salary: Fixed compensation based on scope of responsibility, impact on the organization, expertise, experience, and individual performance.	Short-Term Incentive: Annual cash bonus opportunity based on Company financial performance, primarily PBTR, and other performance factors, risk and individual performance.	Long-Term Incentive: Annual stock award opportunity based on financial performance, other performance factors, risk and individual performance. The award is granted using a mix of PSUs and RSUs.
Review of Compensation Policies and Practices Related to Risk Management
The Committee is responsible for overseeing risk management associated with the Company's compensation practices. The Committee annually meets with the Company's Chief Risk Officer to review all employee compensation plans, in which employees (including the NEOs) participate, and to evaluate whether these plans have any features that might encourage excessive risk-taking that could threaten the value of the Company or are reasonably likely to have a material adverse effect on the Company.
The Committee also continues to monitor a separate, on-going risk assessment by senior management of the Company's employee compensation practices in order to evaluate compliance with Interagency Guidance on Sound Incentive Compensation Policies issued by the Federal Reserve Board and other bank regulators in 2010. Based on an assessment of enterprise risk events, the Chief Risk Officer may direct senior leaders from the Company's Human Resources, Legal, and Risk Management teams to compile and analyze information about the Company's incentive compensation practices and payment history and to hold interviews with business line managers to understand how evaluation of business risk events affect certain STI and LTI performance measures and compensation decisions. After evaluation of the data, and prior to current year incentive compensation decisions, the Chief Risk Officer prepares a report of the risk assessment, which includes any recommendations for risk adjustments to incentive compensation in connection with risk events. In addition, prior to vesting, the Chief Risk Officer reviews a risk assessment of business and individual risk performance over the past three years and certifies whether outstanding LTI awards should vest without adjustment.
In 2017, in connection with making compensation decisions, the Committee reviewed reports from and met with the Company's Chief Risk Officer and the Risk Oversight and Audit Committees of the Board of Directors in a joint meeting (the "Joint Meeting") to discuss the annual incentive compensation risk assessment and to review outcomes of certain risk events and any impact on compensation decisions. The annual risk assessment did not result in the identification of any risks related to our incentive compensation plans that are, either individually or in the aggregate, reasonably likely to encourage excessive risk-taking that could threaten the value of the Company or have a material adverse effect on the Company. Following the Joint Meeting, the Committee assessed and finalized incentive compensation decisions without any adjustment based on the risk assessment.

Market-Competitive Pay Opportunity
The Committee reviewed and considered competitive market data from the following two sources when approving NEO compensation: proxy data from an established peer group of companies (discussed below) and other market survey data. We use competitive market data as a reference point for elements of NEO compensation, and not to make any specific decisions. For the proxy data, the peer group used in the analysis consists of 16 financial services companies of a similar business nature and revenue size to the Company, from which the Company might expect to draw executive talent. Given that the Company has few direct competitors of similar scope, size and business model, this peer group is somewhat varied in nature and primarily represents companies that are similar in business areas with a focus on credit card providers, regional financial institutions that have significant credit card and/or loan operations, and data/transaction processing companies. In 2017, the Committee reviewed the companies that met the foregoing criteria, along with all incumbent peers, and after evaluating these companies with Pearl Meyer made no changes in the peer group.
In 2017, the peer group consisted of the following companies:

Ally Financial, Inc.	CIT Group Inc.	Fiserv, Inc.	Regions Financial Corporation
American Express Company	Comerica Incorporated	KeyCorp	Synchrony Financial
Ameriprise Financial, Inc.	Fidelity National Information Services, Inc.	M&T Bank Corporation	Visa Inc.
Capital One Financial Corporation	Fifth Third Bancorp	Mastercard Incorporated	The Western Union Company

2017 Decision-Making Process
Factors Affecting Compensation Decisions
The primary factor considered by the Committee when assessing performance for purposes of making variable compensation decisions for 2017 was the Company's PBTR. Although no set weight is assigned to any performance metric or goal, we believe that a profit-based measure best reflects overall Company performance and drives EPS, which is the representative measure most directly tied to the return to our common shareholders. PBTR is also a balanced measure aligned with overall performance to motivate executives to focus on the overall returns of the Company and not drive performance on one measure or one business unit over another. In 2017, the Committee considered the Company's PBTR along with other performance factors, including: net income, ROE (and risk-adjusted returns), EPS, total revenue (defined as net interest income plus other income), net charge-offs and operating expenses, key focus areas, relative performance, risk performance, internal pay equity and individual performance.
For the PSU portion of the LTI program, the primary metric the Committee established was cumulative EPS achievement over a three-year performance period. In making final award determinations, the Committee also factored in individual compliance with the Company's risk policies and an assessment of any inappropriate risks taken over the three-year vesting period, inclusive of the performance period. In 2017, the Committee, in consultation with Pearl Meyer, considered alternative performance metrics for PSUs. The Committee also met with the Company's Chief Financial Officer, Mr. Graf, to discuss Company performance. After considering alternatives, the Committee chose to continue to use EPS as the sole PSU metric because it is deemed to be transparent, directly tied to the return to our shareholders and a commonly-used indicator of profitability for publicly-traded companies. The Committee continues to maintain discretion to adjust EPS performance for the impact of unusual or non-recurring events not reflected in business plan assumptions including legislative, accounting or other regulatory changes; one-time, unusual tax events and significant changes in planned share repurchases where such events are not attributable to NEO performance for purposes of PSU vesting. In December 2017, in light of the then pending tax legislation, the Committee clarified such events included the impact of any tax code changes.
The Committee also considered the need to attract, motivate and retain a talented management team and to design our compensation program in a way that remains competitive with other companies with which we compete for senior executive talent.
For 2017, after consideration of all the aforementioned factors and the Committee’s emphasis on pay for performance, the Committee made compensation decisions for each of the NEOs as detailed in the "2017 Summary Compensation Table." Consistent with past practice, STI was paid and LTI was granted after the regularly scheduled Committee meeting in February 2018.

Overall Company and Business Segment Performance
The Committee believes that the actions taken by the Company's CEO and the other NEOs throughout 2017 contributed greatly to the Company's results and better positioned the Company for 2018 and beyond. Furthermore, throughout 2017, the Company continued to benefit from certain strategic choices made by the Company's senior management in prior years. The following key strategic decisions, among other things, enabled the Company to be profitable during 2017 and placed the Company in a strong position going forward:

•	Accelerated revenue growth while also generating faster loan growth and maintaining a disciplined approach to credit.

•
Maintained a disciplined focus on key initiatives including the launch of Social Security Number Alerts and New Account Alerts, aimed at helping Discover cardmembers protect themselves from identity theft or fraud.

•	Enhanced digital and mobile capabilities providing operational efficiencies and building upon our position as a customer service leader.

•	Improved network acceptance, domestically and internationally, through increased merchant and acquirer relationships and network-to-network partnerships.

•	Utilized deposit growth initiatives and capital markets transactions to maintain a balance sheet position to benefit from a rising interest rate environment.

•	Maintained strong capital position while returning over $2.5 billion(1) of capital to shareholders in buybacks and Common Stock dividends.

•	Achieved termination of the FDIC consent order relating to Discover Bank’s AML program.

•	Continued to enhance governance practices and the risk management and control environment, focused on meeting regulatory guidance.

Financial Performance
The primary factor that our Committee considered in making 2017 compensation decisions was the Company's PBTR. The Company's 2017 Annual Plan target for PBTR was modestly lower than prior year results due to our increased projected loan loss provision from loan growth seasoning and industry credit normalization and as we increased our growth investments to accelerate growth and long-term profits. The Company achieved PBTR of $3,997 million(2), which exceeded our 2017 Annual Plan target of $3,929 million. The Committee considered that PBTR performance was driven by favorability in revenue and operating expenses partially offset by higher charge-offs.

Other Performance Factors
Other Financial Metrics
The Committee considered other secondary 2017 financial metrics set forth below. No single secondary financial metric was by itself significant to the Committee's determination of any individual's compensation. The Committee reviewed the impact of unplanned events, including the Tax Cuts and Jobs Act, and subjectively balanced 2017 financial performance across these secondary metrics in the aggregate in determining individual compensation.
The following financial metrics were considered by the Committee (dollars in millions, except per share amounts):

	2017	Change from 2016
Total Revenue(3)	$9,897	9%
Net Charge-off Dollars	$2,119	36%
Operating Expense	$3,781	5%
Net Income	$2,099	(12%)
Diluted Earnings Per Share	$5.42	(6%)
Return on Equity	19%	(2%)

(1)	The sum of Common Stock dividends and share repurchases, net of Common Stock issued under stock-based compensation plans.

(2)
Profit before taxes and reserves ("PBTR") is a non-GAAP financial measure which should be viewed in addition to, not as a substitute for, the Company's reported results. PBTR is derived by adding the increase in the allowance for loan losses of $460 million and income tax expense of $1,438 million to net income of $2,099 million. The Committee believes that PBTR is a better measure of the core operating performance of the business that increases focus on factors the Company's incentive-eligible employees are most able to directly impact and influence and controls for variability in significant macroeconomic impacts.

(3)	Total revenue equals the sum of net interest income and other income.

Key Focus Areas
The Committee also considered the Company's progress on key focus areas, including accelerating profitable growth, enhancing capabilities and operating models, and maturing risk management when making overall compensation decisions. The Committee reviewed and subjectively balanced performance in these key focus areas with other secondary factors and PBTR in the aggregate in determining individual compensation.
The Committee considered the impact of credit normalization and loan growth, as well as total network transaction volume. The following secondary growth and performance metrics were reviewed by the Committee:

•
Total loan growth of 9% was above the 2016 performance of 7%, supported by strong sales growth and continued payment rate favorability. Loan growth is a key driver of revenue and future profitability, and 9% organic loan growth was our best performance since becoming a public company in 2007.

•	Direct Banking revenue was higher than 2016 by 9% driven by loan growth as well as net interest margin expansion.

•
Total net charge-off rate on average loans outstanding of 2.70% was up from the prior year rate of 2.16% due primarily to supply-driven credit normalization and the seasoning of loan growth from the last few years.

•
The Company achieved an operating efficiency ratio(1) of 38.2%, which was an improvement when compared to the 2016 ratio of 39.4%. Strong growth in Direct Banking revenue was the primary contributor to the improvement.

•	Total network volume was higher than the prior year by 10% driven by strong PULSE network volume growth of 14%.

•	Payment Services pre-tax earnings of $145 million were above 2016 by $38 million driven by higher PULSE transaction processing revenue and expense favorability.

•	The Company made significant investments and has made substantial progress in enhancing risk management and compliance, including its AML/BSA program.
Relative Performance
The Committee also considers the Company's relative performance against our largest business competitors in the U.S. market in both the Direct Banking and Payment Services segments. Relative performance results considered by the Committee for 2017 are described below. Unless otherwise noted, the Committee reviewed competitor results for trailing four calendar quarters through completion of the fourth calendar quarter in 2017.

•	Card Credit: 3% net charge-off rate average; better than the average competitor rate(2)

•	Card Loans: 9% receivables growth: better than the average competitor growth rate(2)(3)

•	Credit Volume: 5% U.S. credit dollar volume growth; lower than the average network competitors(4)

•	Debit Volume: 14% U.S. debit dollar volume growth; better than the average competitor growth rate(5)

•	Card Return on Assets: 6% one-year return on assets; better than the average competitor return(6)(7)

•	Return on Equity: 19% one-year return on equity; better than the average competitor return(8)

•	Shareholder Return: 9% one-year total shareholder return; lower than the average competitor return(9)

•	Shareholder Return: 25% three-year total shareholder return; lower than the average competitor return(9)

____________________

(1)	Operating efficiency ratio represents total other expense divided by revenue net of interest expense.

(2)
Card comparison based on peer group of American Express (U.S. Consumer Card), Bank of America (U.S. Card), Capital One (U.S. Card), Chase (Card Services), Citibank, N.A. (Branded-Cards North America), Synchrony Financial (Retail Card) and Wells Fargo (Consumer Card).

(3)	Card receivables growth is on a year-over-year basis.

(4)	Network competitors are American Express, Visa and Mastercard. Credit volume growth is on a year-over-year basis.

(5)	Competitor average based on peer group of Visa and Mastercard. Debit volume growth is on a year-over-year basis.

(6)	Card competitor average based on peer group of American Express (U.S. Consumer Card), Capital One (U.S. Card), Citibank, N.A. (Branded-Cards North America) and Synchrony Financial (Total Company).

(7)	Card return on assets is calculated by dividing profit before taxes and reserves by average credit card loan receivables.

(8)	Competitor average based on peer group of American Express, Bank of America, Capital One, JP Morgan Chase, Citigroup, Mastercard, Synchrony Financial, Visa and Wells Fargo.

(9)
As of December 31, 2017, based on peer group of American Express, Bank of America, Capital One, Citigroup, JP Morgan Chase, Mastercard, Synchrony Financial, Visa and Wells Fargo. The Company's shareholder return represents the total return of a share of Common Stock to an investor (capital gain/loss plus dividends) assuming dividends are reinvested in the security.

Risk Performance
The Committee considers risk performance across the Company and within each business segment in making final compensation decisions for each NEO, both as it relates to an individual’s specific objectives as well as contributions to the success of the business in strengthening its risk management, internal controls and compliance practices. The Committee noted overall performance in line with the Annual Plan and within established business risk appetite limits, strong risk adjusted returns, strong capital levels and termination of the FDIC consent order relating to Discover Bank's AML program. The Committee also considered the Company's substantial efforts in ongoing remediation to address previously disclosed legal and regulatory matters including a Written Agreement with the Federal Reserve relating to the Company's AML program as well as a consent order with the CFPB related to the Company’s Student Loan business.
Individual Performance
The Committee considers individual performance in making final compensation decisions for each NEO, both as it relates to an individual's specific objectives as well as each individual's relative role impact, experience, internal pay equity and contributions to the success of the overall enterprise. The Committee believes this holistic approach optimizes the link between executive rewards and the benefits to shareholders. Highlights of individual performance and contributions are described below.

David W. Nelms Chairman and Chief Executive Officer
●   Exceeded Annual Plan target for PBTR and loan growth
●   Managed strong EPS performance, despite provision higher than Annual Plan
●   Achieved favorable company efficiency ratio of 38%
●   Renewed payments volume and profit growth
●   Drove timely progress on addressing regulatory matters including related to the AML/BSA program which resulted in the termination of the FDIC consent order

R. Mark Graf Executive Vice President, Chief Financial Officer
●   Exceeded treasury funding goals in the aggregate
●   Drove positive operating leverage and drove savings through corporate procurement
●   Fortified the balance sheet through effective risk and capital management; supported all governing and risk management committee requirements
●   Continued strength in investor relations, including industry recognition for this function
●   Supported timely satisfaction of regulatory matters

Roger C. Hochschild President and Chief Operating Officer
●   Led business segments to achieve strong financial performance
●   Continued build out and maturation of the Company's Chief Information Security Office function and capabilities
●   Continued roll out of "Discover Management System," a new operating model leveraging lean and agile principles; leading the Executive Committee through learning journey and adoption of management tools and principles
●   Supported progress on addressing regulatory matters including related to the AML/BSA program which resulted in the termination of the FDIC consent order
●   Completed several talent rotations at the officer level to build succession depth; successful transition of new Executive Committee member into Credit and Decision Management role

Diane E. Offereins Executive Vice President, President - Payment Services
●   Exceeded Payments segment Annual Plan target performance in the aggregate
●   Increased global acceptance, stabilized payments volume and increased Payment
Services profits
● Increased network acceptance, network-to-network partners, and issuer base for PULSE
●   Launched Samsung Pay, Android Pay app provisioning, and PayPal in Android Pay
●   Launched Apple Pay for two Discover Debit issuers and Pay with Cashback Bonus for Discover cardmembers
● Supported progress on addressing regulatory matters including related to the AML/ BSA sanctions

Carlos Minetti Executive Vice President, President of Consumer Banking
●   Implemented strategies to balance growth, risk and profitability across Consumer
Banking
●   Exceeded Consumer Banking Plan target for PBTR
●   Exceeded Annual Plan target for New Deposits and met targets for other banking product new originations
● Implemented measures for sustained improvement in Discover Home Equity
● Continued focus on building next generation capabilities in OTIS banking system platform
● Supported progress on addressing regulatory matters including related to the AML/BSA program which resulted in the termination of the FDIC consent order

Role of NEOs in Compensation Decisions
Our CEO, COO, senior Company Human Resources personnel, Chief Risk Officer and Pearl Meyer met with the Committee to discuss preliminary compensation decisions for the NEOs and senior officers considering overall contribution to Company performance and individual responsibility for business segment, functional, and/or strategic goals during the Committee's December 2017 meeting and presented final recommendations to the Committee during the Committee's February 2018 meeting. The Committee also met with the Risk Oversight and Audit Committees of the Board of Directors to discuss the impact of risk performance on compensation recommendations. This allowed for ample review and consideration of 2017 Company, business segment, individual and risk performance in determining 2017 compensation decisions. No NEO was involved in his or her own pay recommendations or decisions. The role of the Committee and its consultant are discussed under "Executive and Director Compensation — Executive Compensation." The decisions of the Committee for 2017 performance are reflected below under "Components of Compensation."
Components of Compensation
2017 compensation decisions for our NEOs were closely tied to our 2017 financial performance and consisted of three key components - base salary, STI, and LTI - with a significant portion of total compensation (PSUs and RSUs) tied to long-term Company performance. These components are summarized below.
Base Salary
We provide our NEOs and other executives with a market-competitive annual base salary to attract and retain an appropriate caliber of talent for the position. Annually, we review our competitive market, including market data provided by Pearl Meyer for our proxy peer group and the broader market. The Committee uses market information as one data point to consider among many, and changes in base compensation are not made frequently. For example, the base pay of Mr. Nelms has not changed since 2008, and the base salaries of Mr. Minetti and Ms. Offereins have not changed since 2011. After considering 2016 market increases in base pay, individual performance and experience, the Committee approved a $100,000 increase in Mr. Nelms base salary for 2017. After considering 2017 market increases in base pay, individual performance, relative role impact, experience, and internal pay equity amongst the Company's executive officers, the Committee approved a $50,000 increase in the 2018 base salaries for each of Messrs. Graf, Hochschild, and Minetti and Ms. Offereins. The Company applies any applicable annual base salary increases for all employees, including NEOs, as of a specified date in the first three and a half months of each year. See "2017 Summary Compensation Table" for a summary of 2017 NEO base salaries.

Short-Term Incentive Program
In 2017, we continued to offer our NEOs the opportunity to earn a market competitive annual cash award based on the Company's financial performance, as well as other secondary performance factors, risk performance and individual performance. The STI opportunity is provided to motivate executives to achieve our annual business goals and to attract and retain an appropriate caliber of talent for the position, recognizing that similar annual STI opportunities are provided at other companies with which we compete for talent. After consideration of market data provided by Pearl Meyer, the Committee made no changes to 2017 target STI opportunities from 2016 target STI opportunities. Our NEOs have target STI opportunities, represented on the "2017 Grants of Plan-Based Awards" table, which were communicated to them at the beginning of the year.

In 2017, the Committee again considered market data provided by Pearl Meyer, including for our proxy peers. Market data is only one factor used by the Committee, and is generally not independently used as a basis for changes to STI targets. The Committee considered market changes, individual performance, experience, and internal pay equity amongst the Company's executive officers, and decided to increase the 2018 target STI opportunity for Messrs. Graf and Minetti and Ms. Offereins by 10%, and the increases were communicated to them at the beginning of 2018.
PBTR is the primary factor considered when funding incentive compensation. PBTR is derived by adding changes in the allowance for loan losses to pretax income. PBTR is a non-GAAP financial measure that should be viewed in addition to, and not as a substitute for, the Company's reported results. The Committee believes that PBTR is a better measure of the core operating performance of the business and is consistent with the evolution of our STI program in recent years to increase focus on factors the Company's incentive-eligible employees are most able to directly impact and influence and controls for variability in significant macroeconomic impacts.
For 2017, the Committee also considered secondary Company financial performance metrics, including net income, ROE (and risk-adjusted returns), EPS, total revenue (defined as net interest income plus other income), net charge-offs, operating expenses, key focus areas, relative performance, risk performance, internal pay equity and individual performance. The Committee believes this provides the right level of transparency while maintaining the flexibility to adjust for extraordinary circumstances that positively or negatively affect the Company's financial performance. This approach also allows the Committee to evaluate whether pay is commensurate with risks taken and the quality of performance results.
In 2017, the Company achieved PBTR of $3,997 million(1), which exceeded our 2017 Annual Plan PBTR target of $3,929 million. Accordingly, when determining 2017 STI compensation decisions, the Committee assessed PBTR versus the Annual Plan target and made a discretionary judgment on appropriate 2017 STI compensation for each of the NEOs based on a number of factors, including strong loan growth.
The Company pays STI for eligible employees, including NEOs, as of a specified date in the first three and a half months of each year. See "2017 Decision-Making Process" above for more details on the factors considered by the Committee in compensation decisions and see "2017 Summary Compensation Table" for the actual STI decisions.

Long-Term Incentive Program
The Committee, with input from Pearl Meyer, continues to emphasize stock-based compensation for our NEOs to align their long-term interests with our shareholders. The Committee believes that the use of RSUs and PSUs that vest over a multi-year period focuses executives on the Company's long-term interests without leading to imprudent risk taking. In addition, time-vested RSUs and performance-vested PSUs represent an efficient method of delivering long-term stock compensation, generally using fewer shares than other types of stock-based award vehicles while having value that is ultimately tied to Company performance. LTI awards are made to eligible employees, including NEOs, as of a specified date in the first three and a half months of each year.
For 2017, the Committee approved a combination of RSUs that generally vest ratably over a three-year period and at-risk PSUs tied to a three-year Company performance and vesting period (pending evaluation against the Company's risk policies).
The Committee sets long-term stock compensation commensurate with level in the organization to appropriately motivate the individuals with the most impact on driving the success of the organization and creating shareholder value. The Committee established a target LTI value for the NEOs, represented as a percentage of their base salaries, and determined that 67% of the target compensation of the CEO and, on average, 59% of the target compensation of the other NEOs, would be in the form of long-term stock compensation. In addition, the Committee established a target PSU and RSU mix as a percentage of the total target LTI of each NEO, as represented on the following page.

____________________

(1)
Profit before taxes and reserves ("PBTR") is a non-GAAP financial measure which should be viewed in addition to, not as a substitute for, the Company's reported results. PBTR is derived by adding the increase in the allowance for loan losses of $460 million and income tax expense of $1,438 million to net income of $2,099 million. The Committee believes that PBTR is a better measure of the core operating performance of the business that increases focus on factors the Company's incentive-eligible employees are most able to directly impact and influence and controls for variability in significant macroeconomic impacts.

The LTI award consists of a forward-looking stock award with an initial value that varies based primarily on annual Company PBTR performance. The Committee also considers secondary Company financial performance metrics, key focus areas and relative performance, risk performance and other factors relevant to the year. The number of PSUs and RSUs granted is determined by dividing the dollar value of the award by the fair market value on the date of grant. The PSU and RSU grants were made in February 2017. See "2017 Decision-Making Process" above for more details on how the factors considered by the Committee impacted compensation decisions and see "2017 Summary Compensation Table" for the actual LTI decisions.
Performance Stock Units
2017 PSU Awards
At-risk PSUs are granted annually at the beginning of a three-year Company performance period to further reinforce the NEOs' accountability for the Company's future financial and strategic goals by tying a greater portion of compensation directly to the Company's EPS and ultimately the Company's stock price. The majority of the 2017 LTI awards for NEOs consisted of PSUs, which were granted under the Company's 2014 Omnibus Incentive Plan. Under this program, PSUs will generally vest and convert to shares of Common Stock if and to the extent the Company achieves specific cumulative EPS performance goals over a three-year performance period and the executive remains employed by the Company for a three-year period (with exceptions for certain termination events, e.g. retirement, disability or death), and are subject to an evaluation of compliance with the Company's risk policies over the three-year period prior to vesting. The performance period for the 2017 award of PSUs began on January 1, 2017 and ends on December 31, 2019. The EPS performance target is established during the annual business planning process and incorporates a degree of stretch that is intended to push the Company and the NEOs to achieve higher performance within the Company's risk framework. Target PSU payout will be achieved if the Company meets its business plan goals, while achievement of maximum and threshold performance goals are each expected to be infrequent in occurrence. Participants will receive no portion of the award if the minimum performance threshold is not met. If the Company exceeds the target performance hurdles, the NEO can potentially earn an award in excess of the target, up to a maximum of one and one-half times the target award. The awards will receive dividend equivalents in cash which will accumulate and pay out if and when the underlying shares are released to the NEOs.
2015 PSU Payouts
The performance period for our PSUs granted in January 2015 was completed on December 31, 2017. The cumulative diluted EPS over the three-year period was $16.32 versus a target of $15.78. An EPS of $7.89 and $18.15 were required to receive a minimum and maximum payout, respectively. The actual EPS measured for the performance period would have resulted in a payout factor of 111% of the target amount. In assessing the appropriate payout for these PSUs, the Committee considered the EPS over the performance period attributable to effective NEO execution of key business decisions and strategies, including strong focus on growth and credit risk management. The Committee also considered the adverse one-time impact of the Tax Cuts and Jobs Act on EPS in the fourth quarter of 2017. Consistent with the Company's pay for performance philosophy, the Committee exercised discretion by adjusting our reported EPS for the three-year period ending December 31, 2017 by $0.52 to control for the Company's actions taken in connection with the unplanned tax event, and in consideration of the operating performance of the Company which the PSU eligible employees were most able to directly impact and influence. As a result, the tax-adjusted diluted EPS used for purposes of PSU vesting was $16.84(1), resulting in a payout factor of 122% of the target amount. The final payout of these PSUs was determined after confirmation of compliance with the Company’s risk policies, and employees received earned shares (which remain subject to clawback provisions, and for NEOs, subject to the share ownership guidelines and share retention requirements) when they vested in February 2018.
____________________
(1) Tax-adjusted diluted EPS (excluding one-time items) is a non-GAAP financial measure which should be viewed in addition to, and not as a substitute for, the Company's reported results. Management believes that this information provides investors with useful metrics to evaluate the ongoing operating performance of the Company. See Annex A for a reconciliation.

Restricted Stock Units
A portion of the LTI grant for 2017 consisted of RSUs. These RSUs are subject to market risk tied to the Company stock price and are intended to align the interests of senior executives with the long-term interests of the Company and its shareholders as well as motivate future contributions and decisions aimed at increasing shareholder value. RSUs generally vest and convert to shares ratably over a three-year period, subject to compliance with the Company's risk policies and assuming the executive remains employed by the Company through the vesting date (with exceptions for certain termination events, e.g. retirement, disability or death). The awards will receive dividend equivalents in cash, which are paid to the NEOs in the same amount and at the same time as dividends are paid to all Company common shareholders.
Summary of Chief Executive Officer Compensation
Consistent with our philosophy, a large portion of NEO compensation is at-risk performance-based compensation. The chart below approximates the 2017 elements of compensation that composed target total direct compensation for Mr. Nelms. Approximately 89% of his target total direct compensation is variable and tied to Company financial and/or stock price performance. See "2017 Decision-Making Process" above for more details on how the factors considered by the Committee impacted compensation decisions and see "2017 Summary Compensation Table" for the Committee's actual compensation decisions for Mr. Nelms.
2017 CEO Target Mix of Compensation
Other Arrangements, Policies and Practices Related to Our Executive Compensation Program
Share Ownership Guidelines
The Employee Compensation Policy provides for share ownership guidelines for NEOs and other executives, and the Nominating and Governance Committee maintains guidelines for directors. The guidelines recommend that the following multiples of annual base salary or, in the case of our directors, annual cash retainer, be held in shares of Company Common Stock at the close of each year:

Participants	Share Ownership Guidelines (as Multiple of Cash Base Salary or Annual Cash Retainer)
Director	5X
Chief Executive Officer	7X
President and Chief Operating Officer	5X
All other NEOs	3X

Shares to be counted toward ownership targets includes actual Common Stock held, including stock held in "street" accounts, and unvested RSUs. The guidelines provide that recommended ownership must be attained within five years of appointment (or the inception or modification date of the guidelines, if later). To monitor progress toward meeting the guidelines, the Committee reviews current executive ownership levels at each December meeting, ahead of year-end executive compensation decisions. The Nominating and Governance Committee reviews director ownership levels. If an NEO or other executive is not on schedule to meet the guidelines, the Committee may award the executive compensation in the form of stock that would have otherwise been awarded as cash bonus year-end compensation.
As of December 2017, using the ten-day average closing stock price ending prior to December 31, 2017, the following multiples of base salary were held in shares of Company Common Stock by each of our NEOs:

Executive Officer	Required Multiple	Actual Multiple
David W. Nelms	7X	100X
R. Mark Graf	3X	9X
Roger C. Hochschild	5X	80X
Diane E. Offereins	3X	17X
Carlos Minetti	3X	19X

Share Retention Requirements
The Company's Employee Compensation Policy and equity awards provide that for grants made prior to 2016, NEOs must hold 50 percent of net shares received upon settlement of stock awards for one year and, for grants made in 2016 and later, senior executives, including the NEOs, must hold 100 percent of net shares for one year after the vesting date. The Committee continues to believe share retention requirements further promote shareholder alignment.

Clawbacks
Our Employee Compensation Policy and equity awards include clawback provisions that allow for the recovery of shares issued pursuant to a stock grant under certain circumstances. The Company is authorized to reclaim any shares received upon conversion of RSUs and PSUs for a three-year period preceding the date on which the Company restates its financial statements due to material noncompliance with financial reporting requirements. In addition, the Company may recover equity compensation paid to our NEOs within two years prior to termination with the Company if the NEO violates non-competition and non-solicitation covenants.
Prohibition on Hedging and Pledging
Under Company policy, directors and executives are prohibited from hedging Company securities, holding Company securities in a margin account or otherwise pledging Company securities, including as collateral for a loan.

Retirement and Other Benefits
The Company offers benefits such as medical, disability and life coverage to promote employee health and protect against catastrophic expenses. The Discover 401(k) Plan provides employees with the opportunity to save for retirement. We also maintain the Discover Pension Plan which was frozen as of December 31, 2008. All employees are offered a benefits package that is deemed to be competitive with those offered by companies with which we compete for talent, and our NEOs participate in our benefit plans on the same basis as our employees generally. The Company does not offer any supplemental benefits or deferred compensation programs to our NEOs.
Additional information regarding Company contributions to the Discover 401(k) Plan is provided in the footnotes to the "2017 Summary Compensation Table." Additional information regarding the Discover Pension Plan is provided after the "2017 Pension Benefits Table."

Executive Change in Control Severance Policy and Severance Pay Plan
The Company provides severance protection to our NEOs and other executives under a Change in Control Severance Policy so as to allow executives to focus on acting in the best interests of shareholders regardless of impact on their own employment. Change in control severance protections are commonly provided at other companies with which we compete for talent. Benefits under our policy are paid in the event of a double trigger, meaning an involuntary termination (by the Company without just cause or by the executive for good reason or death or disability) within two years following or six months prior to a change in control. No excise tax gross-ups are provided for any employees.
The Company also sponsors a broad-based Severance Pay Plan that provides severance benefits to eligible employees, including NEOs, who are involuntarily terminated (without cause in connection with a workforce reduction, closure or other similar event) to provide security in the event of an unanticipated job loss. The Severance Pay Plan will not pay benefits to an employee receiving benefits under the Change in Control Severance Policy.
The Change in Control Severance Policy, the Severance Pay Plan and the estimated payments for each of our NEOs are detailed in the "2017 Potential Payments upon a Termination or Change in Control Table."

Accounting and Tax Information
Historically, Internal Revenue Code ("IRC") Section 162(m) generally disallowed a tax deduction to public companies for compensation in excess of $1 million per year paid to the CEO or other employee who is an NEO for the tax year by reason of being among the three highest compensated executive officers for the tax year (other than the CEO or the Chief Financial Officer). In addition, historically, certain compensation, including "performance-based compensation," could qualify for an exemption from the deduction limit if it satisfied various technical requirements under IRC Section 162(m). With respect to our annual incentive awards, in February 2017, the Committee approved an incentive pool that was designed to qualify certain incentive compensation awarded to our executive officers as "performance-based." The 2017 incentive pool was 5% of our net income, with our NEOs allocated no more than a specified percentage of the pool, as follows: Mr. Nelms - 32%; Mr. Hochschild - 16%; Mr. Graf - 9%; Ms. Offereins - 9%; and Mr. Minetti - 9%.
Effective for tax years beginning after December 31, 2017, U.S. tax law changes will expand the definition of covered employees under Section 162(m) to, include among others, the Chief Financial Officer, and eliminate the performance-based compensation exception beginning in 2018, except with respect to grandfathered arrangements.
The Committee views the tax deductibility of executive compensation as one factor to be considered in the context of our overall compensation philosophy, and evaluates the impact of tax law and other changes as they arise. The Committee reviews each material element of compensation on a continuing basis to determine whether deductibility can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program.

COMPENSATION COMMITTEE REPORT
The Compensation and Leadership Development Committee (the "Compensation Committee") establishes the compensation program for the Chief Executive Officer and for the other named executive officers of Discover Financial Services (the "Company"). The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis of the Company with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement, its Annual Report on Form 10-K and such other filings with the Securities and Exchange Commission as may be appropriate.
Submitted by the Compensation and Leadership Development Committee of the Board of Directors:

Gregory C. Case (Chair)
Jeffrey S. Aronin
Richard H. Lenny
Mark A. Thierer

2017 EXECUTIVE COMPENSATION
The narrative, tables and footnotes below describe the total compensation paid for 2017 to the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated individuals (collectively, the "NEOs") who were serving as executive officers of the Company on December 31, 2017.
2017 Summary Compensation Table
The following table contains information regarding the components of total compensation of the NEOs for the Company’s years ended December 31, 2017, 2016, and 2015. The information included in this table reflects compensation earned by the NEOs for services rendered to the Company during the respective period.

Executive	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and NQDC Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
David W. Nelms	2017	1,100,000	6,600,021	2,500,000	29,391	18,750	10,248,162
Chairman and Chief	2016	1,000,000	6,000,039	1,741,250	16,184	18,550	8,776,023
Executive Officer	2015	1,000,000	6,000,028	1,487,500	—	18,400	8,505,928
R. Mark Graf	2017	650,000	1,950,058	822,250	—	18,750	3,441,058
EVP, Chief Financial	2016	650,000	1,950,014	781,150	—	18,550	3,399,714
Officer	2015	625,000	5,718,748	656,000	—	18,400	7,018,148
Roger C. Hochschild	2017	800,000	3,200,017	1,320,000	32,668	18,750	5,371,435
President and Chief	2016	800,000	3,199,992	1,254,000	14,457	18,550	5,286,999
Operating Officer	2015	750,000	8,387,957	956,250	—	18,400	10,112,607
Diane E. Offereins	2017	650,000	1,950,058	863,375	28,228	18,750	3,510,411
EVP, President -	2016	650,000	3,500,035	863,375	17,168	18,550	5,049,128
Payment Services	2015	650,000	1,950,026	787,500	—	18,400	3,405,926
Carlos Minetti	2017	650,000	1,950,058	781,150	22,718	18,750	3,422,676
EVP, President -	2016	650,000	3,500,035	781,150	10,344	18,550	4,960,079
Consumer Banking	2015	650,000	1,950,026	710,000	—	18,400	3,328,426

(1)	Represents the base salary earned during the year.

(2)
Represents the aggregate grant date fair value of RSU and PSU awards made to the NEOs pursuant to FASB ASC Topic 718. The value of PSUs is based on the probable outcome of the performance conditions on the grant date. The grant date value of the PSUs granted for 2017, assuming the highest level of performance conditions is met was $7,425,024 for Mr. Nelms, $1,755,052 for Mr. Graf, $3,360,007 for Mr. Hochschild, $1,755,052 for Ms. Offereins and $1,755,052 for Mr. Minetti. Please see "Components of Compensation" for further details on our LTI program. Additional details on accounting for stock-based compensation can be found in Note 2: "Summary of Significant Accounting Policies — Stock-based Compensation" and Note 10: "Stock-Based Compensation Plans" of our consolidated financial statements in our Annual Report on Form 10-K.

(3)	Represents the annual cash short-term incentive earned for the year and paid to NEOs within the first three and a half months of the following year if employed on payment date.

(4)
Represents the actuarial increase during the year in the pension value, primarily due to the change in the Pension Plan discount rate and mortality tables. For details on the valuation method and assumptions used in calculating the present value of accumulated benefit, please see Note 11: "Employee Benefit Plans" of our consolidated financial statements in our Annual Report on Form 10-K. There were no above market nonqualified deferred compensation earnings for the plans in which each NEO participated. A description of the Company's pension benefits is provided under "2017 Pension Benefits."

(5)
Represents the Company's contributions to the Discover 401(k) Plan for each NEO during each calendar year. The 401(k) Plan allows for pre-tax deferrals up to 30% of eligible earnings, including base salary, bonus and commissions, up to the IRC Section 401(a)(17) compensation limit ($270,000 in 2017) ("Eligible Earnings") and, if age 50 or older as of December 31 of the plan year, catch-up contributions, each subject to the maximum allowable amount under the IRC. The 401(k) Plan is a safe harbor plan. Company contributions are vested after two years of service and include a fixed contribution of 3% of Eligible Earnings for those employed on the last day of the calendar year or a prorated fixed contribution for a partial year after certain termination events such as death, disability or retirement, plus a match contribution that varies based upon the pretax deferrals, up to the IRC Section 402(g) pretax deferral limit ($18,000 for 2017), with a maximum match of 4% of Eligible Earnings.

Grants of Plan-Based Awards for 2017
The following table includes the 2017 target STI opportunities, and the RSU and PSU awards made to the NEOs in the year ending December 31, 2017. No options were awarded to the NEOs. For more information regarding these grants, see the discussion in the Compensation Discussion and Analysis beginning on page 17.

		Estimated future payouts under non-equity incentive plan awards (1)	Estimated future payouts under equity incentive plan awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Target ($)	Threshold (#)	Target (#)	Maximum (#)
David W. Nelms		2,200,000
	2/22/2017					23,184	1,650,005
	2/22/2017		—	69,552	104,328		4,950,016
R. Mark Graf		747,500
	2/22/2017					10,960	780,023
	2/22/2017		—	16,440	24,660		1,170,035
Roger C. Hochschild		1,200,000
	2/22/2017					13,489	960,012
	2/22/2017		—	31,474	47,211		2,240,005
Diane E. Offereins		747,500
	2/22/2017					10,960	780,023
	2/22/2017		—	16,440	24,660		1,170,035
Carlos Minetti		747,500
	2/22/2017					10,960	780,023
	2/22/2017		—	16,440	24,660		1,170,035

(1)
Represents the target payout under the annual STI program. Payments can range above or below target primarily based on annual Company PBTR. The Compensation Committee also considers other secondary Company-wide metrics as described in more detail under "Components of Compensation — Short-Term Incentive Program." Because there is no threshold or maximum payout, those columns have been omitted in accordance with SEC rules. Actual payout amounts for 2017 are included in the "Non-Equity Incentive Plan Compensation" column of the "2017 Summary Compensation Table."

(2)
Represents PSUs awarded in February 2017, under the 2014 Omnibus Incentive Plan. PSUs that will vest and convert to shares of Common Stock on February 1, 2020, within the represented threshold and maximum amounts, depending on the extent the Company exceeds specific cumulative EPS performance goals over the three-year period and provided the executive remains employed by the Company (with exceptions for certain termination events as detailed below), and are subject to an evaluation of compliance with the Company’s risk policies. The entire PSU award will be canceled if the minimum cumulative EPS performance threshold is not met. To the extent the NEO voluntarily terminates from the Company or is terminated for cause prior to the scheduled vesting date, other than as described below, none of the PSUs will vest and the entire award will be forfeited. In certain instances of a termination of the NEO’s employment prior to the scheduled vesting date, including due to (i) involuntary termination such as a reduction in force or elimination of the executive’s position, provided that a fully-executed irrevocable release agreement is executed or (ii) the executive's eligible retirement, a pro-rata portion of the PSUs will vest and convert to shares following the conclusion of the performance and vesting period, based on actual performance. In the event of death or disability, the award will vest and shares are converted and paid at the end of the cycle based on actual performance achieved. In the event of a change in control of the Company during the first year of the performance period, the award will be converted to cash at target performance and paid out according to the vesting schedule or sooner in the event of a qualified termination following the change in control event. In the event of a change in control of the Company during the second or third year of the performance period, performance will be measured through the last day of the Company’s quarter preceding the change in control and the award will then be converted to cash and paid out according to the vesting schedule or sooner in the event of a qualified termination following the change in control event.

(3)
Represents RSUs awarded in February 2017, under the 2014 Omnibus Incentive Plan, which are expected to vest and convert in three equal installments on February 1, 2018, 2019 and 2020. In certain instances of a termination of the NEO’s employment prior to the scheduled vesting date, including due to (i) involuntary termination such as a reduction in force or elimination of the executive’s position, provided that a fully-executed irrevocable release agreement is executed or (ii) the executive's eligible retirement, a pro-rata portion of the RSUs will vest and convert to shares. Vesting of these RSUs will be accelerated in the event of termination of the executive’s employment due to (i) a change in control and (ii) the executive’s death or disability. Unvested RSUs will be canceled in the event of a termination of employment for any other reason.

(4)
Represents the aggregate grant date fair value of the awards pursuant to FASB ASC Topic 718. Additional details on accounting for stock-based compensation can be found in Note 2: "Summary of Significant Accounting Policies - Stock-based Compensation" and Note 10: "Stock-Based Compensation Plans" of our consolidated financial statements contained in our Annual Report on Form 10-K.

Outstanding Equity Awards at 2017 Year-End
The following table provides information for each NEO regarding outstanding stock awards held by each of the NEOs as of December 31, 2017. There are no outstanding stock options as of December 31, 2017.

	Stock Awards(1)
	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market Value of Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David W. Nelms(2)	200,000	(3)	15,384,000	138,918	(9)	10,685,573
	8,723	(4)	670,973	104,328	(10)	8,024,910
	20,580	(5)	1,583,014
	23,184	(6)	1,783,313
	95,779	(7)	7,367,321
R. Mark Graf	3,998	(4)	307,526	36,119	(9)	2,778,273
	34,298	(5)	2,638,202	24,660	(10)	1,896,847
	10,702	(5)	823,198
	10,960	(6)	843,043
	21,949	(7)	1,688,317
Roger C. Hochschild(2)	5,233	(4)	402,522	69,150	(9)	5,319,018
	13,170	(5)	1,013,036	47,211	(10)	3,631,470
	13,489	(6)	1,037,574
	44,696	(7)	3,438,016
	100,000	(8)	7,692,000
Diane E. Offereins	4,536	(4)	348,909	64,829	(9)	4,986,647
	19,208	(5)	1,477,479	24,660	(10)	1,896,847
	10,960	(6)	843,043
	24,903	(7)	1,915,539
Carlos Minetti	4,536	(4)	348,909	64,829	(9)	4,986,647
	19,208	(5)	1,477,479	24,660	(10)	1,896,847
	10,960	(6)	843,043
	24,903	(7)	1,915,539

(1)
All equity award values are based on a December 29, 2017 closing stock price of $76.92 per share of our Common Stock. RSUs include the right to receive dividend equivalents in the same amount and at the same time as dividends are paid to all Company common shareholders. PSUs include the right to receive dividend equivalents which will accumulate and pay out in cash if and when the underlying shares are released to the NEOs.

(2)
Excludes 502,557 deferred RSUs for Mr. Nelms and 430,763 deferred RSUs for Mr. Hochschild, as described in "2017 Nonqualified Deferred Compensation Table." These shares will convert to shares of Common Stock when Mr. Nelms and Mr. Hochschild leave the Company.

(3)	These RSUs are expected to vest and convert to shares of Common Stock on December 31, 2018.

(4)	These RSUs vested and converted to shares of Common Stock on February 1, 2018.

(5)	These RSUs vested or are expected to vest and convert to shares of Common Stock in equal installments on February 1, 2018 and 2019.

(6)	These RSUs vested or are expected to vest and convert to shares of Common Stock in equal installments on February 1, 2018, 2019 and 2020.

(7)	These PSUs vested and converted to shares of Common Stock on February 1, 2018, after a satisfactory risk policies review.

(7)	These RSUs are expected to vest and convert to shares of Common Stock on December 17, 2020.

(9)
These PSUs are expected to vest and convert to shares of Common Stock on February 1, 2019, if the performance conditions are met and the risk policies review is satisfactory. As required under applicable SEC guidance, because cumulative performance exceeded the target level, unvested PSUs are shown at the amounts corresponding to, and assuming achievement of, the maximum performance level for the full performance period. The final payout will be determined by the Committee and may be less than amount shown.

(10)
These PSUs are expected to vest and convert to shares of Common Stock on February 1, 2020, if the performance conditions are met and the risk policies review is satisfactory. As required under applicable SEC guidance, because performance during the first year of the performance period exceeded the target level, unvested PSUs are shown at the amounts corresponding to, and assuming achievement of, the maximum performance level for the full performance period. The final payout will be determined by the Committee and may be less than amount shown.

Stock Vested for 2017
The following table provides information regarding the number of stock awards that vested and the subsequent value realized from the vesting of such stock awards during the 2017 year. There are no outstanding stock options as of December 31, 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David W. Nelms	129,881	8,931,916
R. Mark Graf	56,563	3,889,838
Roger C. Hochschild	69,628	4,788,318
Diane E. Offereins	48,252	3,318,290
Carlos Minetti	48,252	3,318,290

(1) The amount shown represents the closing price of a share of our Common Stock on the scheduled vesting date multiplied by the number of RSUs and PSUs that vested.
2017 Pension Benefits
The following table lists the amounts we estimate as the present value of accumulated benefits that the Discover Pension Plan will pay to each of the NEOs upon the normal retirement age of 65.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2)(3) ($)
David W. Nelms	Discover Financial Services Pension Plan	9.3333	225,124
R. Mark Graf(4)	Discover Financial Services Pension Plan	n/a	n/a
Roger C. Hochschild	Discover Financial Services Pension Plan	9.1667	210,977
Diane E. Offereins	Discover Financial Services Pension Plan	9.0833	254,125
Carlos Minetti	Discover Financial Services Pension Plan	7.0000	158,592

(1)	For actuarial valuation purposes, credited service is attributed through the measurement date of December 31, 2008, the date that the Discover Pension Plan was frozen.

(2)	Service credit and actuarial values are calculated as of December 31, 2017, the plan’s measurement date for the last year.

(3)
For details on the valuation method and assumptions used in calculating the present value of accumulated benefit, please see Note 11: "Employee Benefit Plans" of our consolidated financial statements in our Annual Report on Form 10-K.

(4)	Mr. Graf does not participate in the Discover Pension Plan as he was hired after it was frozen.
Effective December 31, 2008, the Discover Pension Plan, a defined benefit pension plan, was frozen for all participants, although additional service will count towards vesting and retirement eligibility for any participant, including NEOs, in the Discover Pension Plan as of December 31, 2008.
Accrued, frozen benefits under the Discover Pension Plan are determined with reference to career-average pay limited to $170,000 per year, and for each calendar year of service prior to 2009 generally equal to: (i) 1% of the participant’s eligible annual pay; plus (ii) 0.5% of the participant’s eligible annual pay which exceeded the participant's Social Security covered compensation limit for that year. The estimated annual benefits payable under the Discover Pension Plan at the earliest age at which a participant may retire with an unreduced benefit (age 65) are set forth above. Early retirement terms under the Pension Plan vary depending upon service dates. Certain participants are eligible for early retirement upon reaching age 55 with 10 years of service. Other participants must reach age 55 with 20 years of service. Messrs. Nelms and Minetti and Ms. Offereins are eligible for early retirement. In the event of early retirement, the accumulated benefit presented in the table above would be reduced under factors that vary based upon a participant's age at the time of early retirement commencement.

2017 Nonqualified Deferred Compensation
The founder's grant of RSU awards reflected in the table below were one time awards made under the 2007 Omnibus Incentive Plan in connection with the Company's spin-off. These RSUs vested and will convert to shares of Company common stock following a termination of service.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
David W. Nelms	2007 Omnibus Incentive Plan	—	—	2,427,350	—	38,656,684
Roger C. Hochschild	2007 Omnibus Incentive Plan	—	—	2,080,585	—	33,134,290

(1)
Reflects change in value of deferred RSUs due to fluctuations in stock price. Excludes cash dividend equivalent payments of $653,324 and $559,992 paid on deferred RSUs for Mr. Nelms and Mr. Hochschild, respectively.

(2)	Includes the value of RSUs that vested but were not converted into shares of Common Stock per the terms of the founder's grant of RSU awards awarded in connection with the Company's spin-off.
Potential Payments upon a Termination or Change in Control
Change in Control Severance Policy
The Company sponsors a Change in Control Severance Policy (the "Policy"), which applies to members of our management, including the NEOs.
If any NEO is involuntarily terminated, other than for cause (such as a material breach, fraud, violation of law, etc., as defined in the Policy), or voluntarily terminates for good reason (such as a material diminution in authority or base salary, target annual incentive and/or target long-term incentive compensation, etc., as defined in the Policy), or has a termination of employment due to death or disability, within six months prior to or two years following the occurrence of a change in control (as defined in the Policy), upon Discover's receipt of a fully-executed irrevocable release in a form satisfactory to Discover, such NEO would be entitled to receive:

•
a lump sum cash payment equal to 1.5 times the sum of his or her annual base salary plus average cash bonus paid in the prior three years or, if the NEO has been an employee for less than three years, the number of years the NEO has been employed by the Company;

•
a lump sum payment equal to the prorated target cash bonus under the Company's incentive compensation plans for the year of termination, or if no target was established for the year of termination, the annual cash bonus for the prior year;

•	full vesting of all stock-based awards granted to the NEO under the Company's incentive compensation plans;

•	outplacement services for a period of two years at the Company’s expense with a firm selected by the Company;

•
certain legal fees if the NEO commences litigation after exhausting the internal administrative claims procedure and, as a result, becomes entitled to receive benefits in an amount greater than those offered by the Company prior to such litigation; and

•	a lump sum payment equal to the difference between COBRA (for medical, dental and vision) and active employee premiums for 24 months.
Any NEO eligible for change in control benefits described above will be given the opportunity to enter into a non-competition agreement with the Company, and if he or she enters into the non-competition agreement, he or she would be eligible to receive a salary continuation payment equal to 1.5 times the sum of his or her annual base salary plus average cash bonus paid in the prior three years or, if the NEO has been an employee for less than three years, the number of years the NEO has been employed by the Company.
If benefits payable under the Policy together with other Company benefits payable to the NEO would subject the NEO to an excise tax under the IRC, the benefits payable under the Policy will be reduced to the extent necessary to prevent any portion of the benefits from becoming nondeductible by the Company or subject to the excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the NEO exceeds the net after-tax benefit the NEO would receive if no reduction was made. No excise tax gross-ups are provided for any employees.

Severance Pay Plan
The Company sponsors a broad-based welfare benefits plan which provides severance benefits to eligible employees, including the NEOs, who are involuntarily terminated in connection with a workforce reduction, closure or other similar event. The Severance Pay Plan will not pay benefits to an employee receiving benefits under the Change in Control Severance Policy.
If any NEO is terminated, other than for cause (as defined in the Severance Pay Plan), upon Discover’s receipt of a fully-executed irrevocable release in a form satisfactory to Discover, such NEO would be entitled to receive:

•	a lump sum cash payment of up to one times his or her annual base salary;

•	a lump sum payment equal to the prorated target cash bonus under the Company’s incentive compensation plan for any prior year (to the extent not yet paid) and the year of termination;

•	outplacement services for a period of one year at the Company's expense with a firm selected by the Company; and

•	a lump sum payment equal to 12 months of the applicable premium for group health plan coverage in place prior to termination of employment, plus a payment for income taxes on such amount.

2017 Potential Payments upon a Termination or Change in Control Table
The following table sets forth the payments that each of our NEOs would have received under various termination scenarios on December 31, 2017. With regard to the payments upon a change in control, the amounts detailed below assume that each NEO's employment was terminated by the Company without "cause" or by the executive for "good reason" within the specified time period prior to or following the change in control. The table below assumes a stock price of $76.92, the closing price of a share of our Common Stock on December 29, 2017.
Pursuant to the terms of our stock plans and outstanding stock award agreements, the vesting of certain outstanding unvested stock awards is accelerated in whole or in part in the event of a termination of the NEO's employment in connection with (i) a change in control, (ii) the NEO's death, disability, retirement, or (iii) an involuntary termination such as a reduction in force or elimination of the NEO's position, provided that a fully-executed irrevocable release agreement is executed. The vesting of the special retention grants made to Messrs. Nelms and Hochschild in 2013 and 2015, respectively, is accelerated in the event of a termination of employment in connection with a change in control, in the event of death or disability, or an involuntary termination without cause, provided a fully-executable irrevocable release agreement is executed, but not upon retirement.
Unvested RSUs and PSUs will be canceled in the event of a termination of employment for any other reason. NEOs who violate non-competition, non-solicitation, confidentiality, intellectual property, or other restrictive covenants within one year after a termination of employment will be required to pay to the Company the value of any RSUs and PSUs that vested on or after, or within one year, or, for grants made in 2016 or later, two years, prior to, such termination.

Executive Payment Elements	Termination in Connection with a Change in Control ($)		Involuntary Termination Without Cause ($)		Death(6) ($)	Disability(6) ($)	Voluntary Termination or Involuntary Termination with Cause ($)	Retirement(7) ($)
David W. Nelms
Salary and Other Cash Payments	8,028,750	(1)	1,100,000	(5)	—	—	—	—
Equity Awards(2)	41,221,951		38,330,314		38,330,314	38,330,314	—	38,330,314
Health Coverage(3)	19,054		17,323		—	—	—	—
Other(4)	19,800		7,200		—	—	—	—
Total	49,289,555		39,454,837		38,330,314	38,330,314	—	38,330,314
R. Mark Graf
Salary and Other Cash Payments	4,112,150	(1)	650,000	(5)	—	—	—
Equity Awards(2)	9,914,433		9,162,651		9,162,651	9,162,651	—
Health Coverage(3)	27,180		23,050		—	—	—
Other(4)	19,800		7,200		—	—	—
Total	14,073,563		9,842,901		9,162,651	9,162,651	—	n/a
Roger C. Hochschild
Salary and Other Cash Payments	5,847,750	(1)	800,000	(5)	—	—	—
Equity Awards(2)	20,481,934		19,072,531		19,072,531	19,072,531	—
Health Coverage(3)	26,631		28,248		—	—	—
Other(4)	19,800		7,200		—	—	—
Total	26,376,115		19,907,979		19,072,531	19,072,531	—	n/a
Diane E. Offereins
Salary and Other Cash Payments	4,425,875	(1)	650,000	(5)	—	—	—	—
Equity Awards(2)	10,002,358.00		10,002,358		10,002,358	10,002,358	—	10,002,358
Health Coverage(3)	8,428		9,179		—	—	—	—
Other(4)	19,800		7,200		—	—	—	—
Total	14,456,461		10,668,737		10,002,358	10,002,358	—	10,002,358
Carlos Minetti
Salary and Other Cash Payments	4,206,150	(1)	650,000	(5)	—	—	—	—
Equity Awards(2)	10,002,358		8,652,971		8,652,971	8,652,971	—	8,652,971
Health Coverage(3)	28,993		26,565		—	—	—	—
Other(4)	19,800		7,200		—	—	—	—
Total	14,257,301		9,336,736		8,652,971	8,652,971	—	8,652,971

(1)
For purposes of illustration, includes change in control severance and consideration for entering into the non-competition agreement, but excludes pro-rata bonus at target based on actual bonus captured in the Non-Equity Incentive Plan Compensation column under "2017 Summary Compensation Table."

(2)
Represents the intrinsic value of the accelerated RSUs, PSUs, and accrued PSU dividends, all as of December 31, 2017. 2015 PSUs are shown at actual payout level of 122%, 2016 PSUs are shown at an above target payout level (based on actual performance), and 2017 PSUs are shown at target. For the PSUs, in the event of a change in control of the Company during the first year of the performance period, the award will be converted to cash at target performance and paid out according to the vesting schedule or sooner in the event of a qualified termination following the change in control event. In the event of a change in control of the Company during the second or third year of the performance period, performance will be measured through the last day of the Company's quarter preceding the change in control and the award will then be converted to cash and paid out according to the vesting schedule or sooner in the event of a qualified termination following the change in control event. RSUs and PSUs have double trigger acceleration provisions. In certain instances of a termination of the NEO’s employment prior to the scheduled vesting date, including due to (i) involuntary termination such as a reduction in force or elimination of the executive’s position, provided that a fully-executed irrevocable release agreement is executed or (ii) the executive's eligible retirement, a pro-rata portion of the PSUs will vest and convert to shares following the conclusion of the performance and vesting period, based on actual performance and a pro-rata portion of the RSUs will vest and convert to shares. In the event of death or disability, the PSUs will vest and shares are converted and paid at the end of the cycle based on actual performance achieved, and RSUs will vest and convert to shares.

(3)
For termination in connection with a change in control, lump sum payment equal to the difference between COBRA (for medical, dental and vision) and active employee health and welfare premiums for 24 months. For involuntary termination without cause, lump sum payment equal to 12 months of COBRA premiums (for medical, dental and vision) plus a payment for income taxes on such amount.

(4)	Includes value of expected outplacement benefits for a 24-month period for termination in connection with a change in control and for a 12-month period for involuntary termination without cause.

(5)
For purposes of illustration, includes severance, but excludes pro-rata bonus at target based on actual bonus captured in the Non-Equity Incentive Plan Compensation column under "2017 Summary Compensation Table."

(6)	For purposes of illustration, excludes accelerated bonus at target based on actual bonus captured in the Non-Equity Incentive Plan Compensation column under "2017 Summary Compensation Table."

(7)
Messrs. Nelms and Minetti and Ms. Offereins are eligible for retirement. For purposes of illustration, includes a proration of outstanding equity awards, but excludes pro-rata bonus at target based on actual bonus captured in the Non-Equity Incentive Plan Compensation column under "2017 Summary Compensation Table" and the pension benefits described under "2017 Pension Benefits."

2017 Pay Ratio
We believe in pay for performance, and in programs that balance the interests of employees with the interests of our shareholders and customers, as well as the safety and soundness of the Company. We strive to deliver compensation that is both market-competitive and fair and equitable internally. Our compensation program is designed to attract, retain, and motivate highly qualified and diverse team members to ensure the continued success of our business.
As required under and calculated in accordance with Item 402(u) of Regulation S-K, we have determined a reasonable estimate of the pay ratio of our CEO and the median of the annual total compensation of all Company employees for 2017 was 213:1. This ratio was calculated as described below using the annual total compensation of Mr. Nelms, reported in the Total column of our 2017 Summary Compensation Table, of $10,248,162 compared to the median of the annual total compensation of all employees excluding Mr. Nelms for 2017 of $48,155. The SEC rules allow companies to use estimates, assumptions, adjustments, statistical sampling and unique definitions of compensation to identify the median employee and calculate the pay ratio. Our estimated pay ratio should not be used as a basis for comparison to other companies because of the differences in how pay ratios may be calculated.
To identify our median employee, we began with our entire active employee population of 16,427 as of December 31, 2017. We excluded our 358 international employees from our calculation because they account for approximately 2% of our employees, leaving an active U.S. based employee population of 16,069.(1) We used the total amount of salary and wages paid as reflected in our payroll records and reported to the Internal Revenue Service in Box 5 on Form W-2 for 2017 to identify our median employee and two additional employees with compensation above and below the median employee.
Our median employee is eligible for an accrued benefit from our frozen Pension Plan. Fewer than 25% of all of our employees have an accrued pension benefit, so we consider this atypical compensation for our employees. When reviewing the five employees with compensation closest to and including the compensation of the median employee, only the median employee had an accrued pension benefit. As permitted under SEC rules, the median employee we used to calculate the pay ratio is an employee with compensation that was closest to the median employee compensation, but with compensation deemed to be representative of our current compensation program.
Finally, we calculated the identified median employee’s annual total compensation for 2017 using the requirements of Item 402(c)(2)(x) of Regulation S-K, and divided Mr. Nelms compensation of $10,248,162 by the median employees compensation of $48,155 to calculate the ratio of 213:1.

____________________

(1)
We excluded employees from the following countries: four from Canada, 180 from China, four from France, two from Germany, five from India, one from Japan, eight from Singapore, one from Sweden, one from Switzerland, one from Turkey, one from the United Arab Emirates, and 150 from the United Kingdom.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK
We encourage our directors, officers and employees to own our Common Stock as owning our Common Stock aligns their interests with shareholders. All Executive Committee members, including our NEOs, are subject to share ownership guidelines and share retention requirements as described above in "Compensation Discussion and Analysis." This commitment ties a portion of their net worth to the Company's stock price and provides a continuing incentive for them to work towards superior long-term stock performance.
The following table sets forth the beneficial ownership of our Common Stock, as of February 22, 2018, by the persons and groups specified below. Except for the 5% beneficial owners, the percentage of calculations below are based on the number of shares of Common Stock outstanding as of February 22, 2018.

5% Beneficial Owners	Shares of Discover Common Stock Beneficially Owned (1)	Percentage of Discover Common Stock Outstanding
BlackRock Inc., 55 East 52nd Street, New York, New York 10055(2)	23,915,199	6.75%
The Vanguard Group, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355(3)	24,952,013	7.04%
Executive Officers and Directors
David W. Nelms(4)	1,205,202	*
Roger C. Hochschild(5)	711,288	*
R. Mark Graf	30,741	*
Diane E. Offereins(6)	130,638	*
Carlos Minetti(6)	160,739	*
Jeffrey S. Aronin(7)	61,886	*
Mary K. Bush(8)	54,425	*
Gregory C. Case(9)	61,886	*
Candace H. Duncan(10)	6,870	*
Joseph F. Eazor	3,213	*
Cynthia A. Glassman	50,193	*
Richard H. Lenny(11)	17,138	*
Thomas G. Maheras(12)	46,811	*
Michael H. Moskow(13)	48,042	*
Mark A. Thierer(14)	9,811	*
Lawrence A. Weinbach(15)	46,698	*
Directors and executive officers as a group (23 persons)(16)	2,867,494	*

*	Represents beneficial ownership of less than 1%.

(1)	Does not include shares underlying unvested RSUs unless otherwise noted.

(2)
Based on a Schedule 13G/A filed on January 29, 2018 by BlackRock Inc. regarding shares of our Common Stock deemed to be beneficially owned, directly or through its subsidiaries, as of December 31, 2017. The Schedule 13G/A discloses that BlackRock Inc. had sole voting power as to 20,618,182 shares and sole dispositive power as to 23,915,199 shares. The ownership percentage is based on the assumption that BlackRock Inc. continued to own the number of shares reflected in the table on February 22, 2018.

(3)
Based on a Schedule 13G/A filed on February 9, 2018 by The Vanguard Group regarding shares of our Common Stock deemed to be beneficially owned, directly or through its subsidiaries, as of December 31, 2017. The Schedule 13G/A discloses that The Vanguard Group had sole voting power as to 514,620 shares, shared voting power as to 90,562 shares, sole dispositive power as to 24,364,221 shares, and shared dispositive power as to 587,792 shares. The ownership percentage is based on the assumption that The Vanguard Group continued to own the number of shares reflected in the table on February 22, 2018.

(4)
Includes 502,557 shares underlying vested RSUs that would convert following a termination of service, 32,584 shares underlying RSUs that would vest and convert following a termination of service, and 199 shares of Common Stock that Mr. Nelms is expected to acquire within 60-days pursuant to his participation in Company Employee Stock Purchase Plan.

(5)	Includes 430,763 shares underlying vested RSUs that would convert following a termination of service.

(6)	Includes 20,391 shares underlying RSUs that would vest and convert following a termination of service.

(7)	Includes 57,307 shares underlying vested RSUs that would convert following a termination of service.

(8)	Includes 52,075 shares underlying vested RSUs that would convert following a termination of service.

(9)	Includes 61,886 shares underlying vested RSUs that would convert following a termination of service.

(10)	Includes 6,870 shares underlying vested RSUs that would convert following a termination of service.

(11)	Includes 17,138 shares underlying vested RSUs that would convert following a termination of service.

(12)	Includes 38,638 shares underlying vested RSUs that would convert following a termination of service.

(13)	Includes 44,990 shares underlying vested RSUs that would convert following a termination of service.

(14)	Includes 9,811 shares underlying vested RSUs that would convert following a termination of service.

(15)	Includes 46,698 shares underlying vested RSUs that would convert following a termination of service.

(16)	Includes 1,268,733 shares underlying vested RSUs that would convert following a termination of service and 94,556 shares underlying RSUs that would vest and convert following a termination of service.
PROPOSAL 2. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
What are shareholders being asked to approve?
Pursuant to SEC rules, we must conduct an advisory, non-binding vote on the compensation of our NEOs at least once every three years. At our 2017 annual meeting, we recommended, and our shareholders overwhelmingly supported an annual frequency for this advisory, non-binding vote. As such, the Board has determined that the Company will continue to hold this advisory, non-binding vote on the compensation of our NEOs each year.
Therefore, we are asking you to approve the compensation of our NEOs as disclosed in the "Compensation Discussion and Analysis" (beginning on page 17), the compensation tables (beginning on page 33), and any related material contained in this Proxy Statement. This proposal, commonly known as a "Say-on-Pay" proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
"Resolved, that the shareholders approve, on an advisory, non-binding basis, the compensation of our NEOs, as disclosed in the 'Compensation Discussion and Analysis,' the compensation tables and any related narrative contained in this Proxy Statement."
What is the Board's recommendation on voting on this proposal?
The Board unanimously recommends a vote "FOR" approval of the NEO compensation as disclosed pursuant to Item 402 of SEC Regulation S-K, including in the "Compensation Discussion and Analysis," the compensation tables, and any related information contained in this Proxy Statement. Proxies solicited by the Board will be voted "FOR" this proposal unless otherwise instructed.
As previously described in detail in the "Compensation Discussion and Analysis" (beginning on Page on 17), our compensation program for our NEOs is substantially performance based and designed to attract, retain and motivate our NEOs, who are critical to our success. The compensation our NEOs earned in 2017 reflected Company performance and remained consistent with our balanced compensation structure and commitment to aligning NEO's interests with those of our shareholders. The Board continues to believe the compensation program for our NEOs are effective in achieving the desired results.
Is the shareholder advisory vote to approve NEO compensation binding on the Company?
No. Under the SEC rules, your vote is advisory and will not be binding upon the Company or the Board. However, the Compensation Committee values the opinions of our shareholders and will review and consider the voting results when considering future executive compensation arrangements.
How many votes are required to approve this proposal?
This advisory vote requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon. You may "abstain" from voting on this proposal. Shares voting "abstain" on this proposal will be counted as present at the Annual Meeting for purposes of this proposal and your abstention will have the effect of a vote against this proposal.
PROPOSAL 3. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has the sole authority and responsibility to appoint, compensate, retain, oversee, evaluate and, when appropriate, replace the independent public accounting firm. Each year the Audit Committee evaluates the qualifications and performance of the independent public accounting firm and considers, as appropriate, the rotation of the independent audit firm. Based on this evaluation, the Board of Directors and the Audit Committee recommend that you approve the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") to serve as our independent registered public accounting firm for the 2018 year. The Board of Directors and the Audit Committee believe the continued retention of Deloitte is in the best interest of the Company and its shareholders. Deloitte has served as the independent registered public accounting firm for the Company since 2007 and its former parent company, Morgan Stanley, prior to that time. Consistent with the regulations adopted pursuant to the Sarbanes-Oxley Act of 2002 and the Audit Committee's Charter, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years. In connection with this mandated rotation, the Audit Committee and its chair are directly involved in the selection of any new lead engagement partner. The current lead Deloitte partner was designated commencing with the 2017 audit. A representative of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.
Our Board recommends a vote "FOR" the ratification of Deloitte's appointment as our independent registered public accounting firm for the 2018 year. Proxies solicited by the Board will be voted "FOR" this ratification unless otherwise instructed.
Independent Registered Public Accounting Firm Fees
The Audit Committee approves the audit fees associated with the Company's retention of Deloitte. The following table summarizes the aggregate fees (including related expenses) for professional services provided by Deloitte related to 2017 and 2016 (amounts in thousands).

	2017	2016
Audit Fees(1)	$5,256	$5,190
Audit-Related Fees(2)	1,507	1,412
Tax Fees	—	—
All Other Fees(3)	4	31
Total	$6,767	$6,633

(1)
Audit Fees services include: (i) the audit of our consolidated financial statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) accounting consultation attendant to the audit; (iii) reviews of the interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q; (iv) consents and other services related to SEC and other regulatory filings; and (v) statutory or financial audits of subsidiaries.

(2)
Audit-Related Fees services include: (i) data verification and agreed-upon procedures related to asset securitizations; (ii) assessment and testing of internal controls and risk management processes beyond the level required as part of the audit pursuant to Statement on Standards for Attestation Engagements No. 16; (iii) agreed-upon procedures related to XBRL tagging of our consolidated financial statements included in our Annual Report on Form 10-K and our interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q; and (iv) other consultations on financial accounting and reporting matters not classified as audit.

(3)	All Other Fees include fees for Deloitte's accounting research tool and, in 2016 only, expenses related to a review of cybersecurity.
Policy Regarding Pre-Approval of Independent Registered Public Accounting Firm Services
In order to assure the continued independence of our independent registered public accounting firm, the Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services performed by our independent registered public accounting firm. Under that policy, the Audit Committee pre-approves a list of audit, audit-related and permitted non-audit services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In addition, the Audit Committee sets pre-approved fee levels for the pre-approved services. Any type of service that is not included on the list of pre-approved services or that exceeds pre-approved fee levels must be specifically pre-approved by the Audit Committee. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve any audit or permitted non-audit service to be performed by the independent registered public accounting firm, provided that such approvals are presented to the full Audit Committee at the next scheduled meeting and that estimated fees for such services are not in excess of certain limits. The Audit Committee reviews its pre-approval policy annually for purposes of assuring its continued appropriateness and compliance with applicable law and listing standards.

Audit Committee Report

The Audit Committee of the Discover Financial Services Board is comprised of four directors, each of whom is independent under New York Stock Exchange rules and applicable securities laws. The Board of Directors has determined that each member of the Audit Committee is "financially literate" as required under New York Stock Exchange rules and is an "audit committee financial expert" as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee charter is available through the investor relations page of our internet site, www.discover.com.
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee assists the Board with the oversight over the quality and integrity of the Company’s financial statements, compliance with legal and regulatory requirements and ethical standards adopted by the Company, as well as the system of internal controls. As part of the Audit Committee’s oversight of compliance with legal and regulatory requirements, it reviews certain reports, correspondence and inquiries from the Company’s regulators. The Audit Committee is responsible for the appointment, compensation, oversight, evaluation and retention of the independent auditors with respect to the issuance of the report on the Company’s financial statements and internal controls over financial reporting. Additionally, the Audit Committee annually reviews and evaluates the qualifications, performance and independence of the firm, including the lead audit partner and makes the selection of any new partners on the engagement team. It is within the Audit Committee’s authority to engage independent counsel and other advisors as necessary to carry out its duties.
In addition, the Audit Committee’s activities include responsibility for establishing procedures for receipt, retention and treatment for complaints regarding accounting, internal controls and auditing matters from employees and others; taking into account the Board’s allocation of risk among the various committees, receiving and reviewing risk reporting; and periodically meeting in joint session with the Risk Oversight and the Compensation Committees of the Board of Directors.
Throughout the year, the Audit Committee met with and received reports from the Company’s Chief Risk Officer, head of Internal Audit, General Counsel, Chief Financial Officer, Chief Accounting Officer, Chief Information Officer, and Chief Compliance Officer, among others. These meetings and reports covered a wide variety of topics, including, cybersecurity, risk management, financial results, new accounting and regulatory guidance and the Company’s AML/BSA program. The Audit Committee also met with the Company’s independent auditors 10 times over the course of the year.
Management is responsible for the Company's financial reporting process, including establishing and maintaining adequate internal controls over financial reporting and the preparation of financial statements. The Company's independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company's consolidated financial statements and expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles as well as a separate opinion on the effectiveness of the Company's internal controls over financial reporting. The Company is responsible for providing appropriate funding for audit fees, compensation for advisors engaged by the Audit Committee and the ordinary administrative expenses of the Audit Committee. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditor and Deloitte.
Consistent with its charter responsibilities, the Audit Committee has reviewed and discussed with management and Deloitte the Company's audited financial statements for the 2017 fiscal year. The Audit Committee has discussed with Deloitte the matters required to be discussed relating to the audit in accordance with applicable audit standards.
Deloitte has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communication with the Audit Committee concerning independence. The Audit Committee discussed with Deloitte the firm's independence and considered whether the provision of services to the Company by Deloitte and compensation received by Deloitte for such services, including non-audit services, when applicable, is consistent with maintaining the firm's independence. In addition to annually reviewing Deloitte’s independence, the Audit Committee annually reviews Deloitte’s qualifications and performance in connection with the determination as to whether to select Deloitte as the Company’s independent registered public accounting firm. In conducting its review, the Audit Committee considers among other things, historical and recent performance of the current independent auditor, the auditor’s tenure, an analysis of known significant legal or regulatory proceedings related to the auditor, whether the auditor has the necessary expertise and resources, the appropriateness of the auditor’s fees on an absolute basis and as compared with fees paid by certain peer firms, the auditor’s professional skepticism, the auditor’s ideas to improve efficiency and effectiveness, and external data including PCAOB reports.

Based upon the discussions and reviews described above, and subject to the limitations on the Audit Committee's role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the 2017 fiscal year be included in the Company's Annual Report on Form 10-K. The Audit Committee also selected Deloitte as the Company's independent registered public accounting firm for the 2018 fiscal year and is presenting the selection to the Company's shareholders for ratification.
Submitted by the Audit Committee of the Board of Directors:
Cynthia A. Glassman (Chair)
Candace H. Duncan
Joseph F. Eazor
Lawrence A. Weinbach

SHAREHOLDER PROPOSAL

The text of the shareholder proposal and supporting statement appears exactly as received by the Company, unless otherwise noted. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The shareholder proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all such assertions. All website links included in the shareholder proposal, supporting statement, and statement in opposition are not part of the Proxy Statement. The Board recommends a vote against the shareholder proposal based on the reasons set forth in the Board's statement in opposition which follows the shareholder proposal.
The name and share ownership of the shareholder proponent is set forth below. The address of the proponent, and the name and share ownership of any co-filer, are available, and will be provided promptly, upon request by calling (224) 405-0900 or by sending a request to Discover Financial Services, Attention: Secretary and General Counsel, 2500 Lake Cook Road, Riverwoods, Illinois 60015.
PROPOSAL 4. ADVISORY VOTE ON A SHAREHOLDER PROPOSAL RELATING TO SIMPLE MAJORITY VOTE

Myra K. Young has notified the Company that she intends to submit the following proposal at this year's Annual Meeting of Shareholders. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The proponent states that she beneficially owns 50 shares of Discover's common stock, and there were 353,550,463 shares outstanding as of the Record Date (excluding treasury stock).
The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:
Shareholder Proposal
Proposal 4 - Simple Majority Vote
RESOLVED, Discover Financial Services shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is important that our company take each step necessary to adopt this proposal topic. It is also important that our company take each step necessary to avoid a failed vote on this proposal topic.
Supporting Statement: Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School (https://papers.ssrn.com/sol3/papers.cfm?abstract_id=593423).
Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management. The majority of S&P 500 and S&P 1500 companies have no supermajority voting requirements. Additionally, unlike the majority of S&P 500 and S&P 1500 companies, our company prohibits shareholders from calling special meetings.
This proposal topic won from 74% to 99% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill, Macy’s, Ferro Arconic, and Cognizant Technology Solutions. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our corporate governance.
Please vote to enhance shareholder value:
Simple Majority Vote - Proposal 4

The Board's Statement in Opposition
The Board of Directors has carefully considered the proposal and believes that the existing voting standards under the Company’s Certificate of Incorporation and Bylaws are appropriate and necessary. These voting standards, only one of which exceeds the simple majority standard advocated by the proponent, are designed to benefit all shareholders. Where the Company has supermajority voting provisions—only with respect to the amendment or repeal of the Company’s Bylaws—the Board believes that, in this limited circumstance, the higher voting requirements help to ensure broad shareholder support for any changes that could address significant matters related to the Company’s corporate governance.
Benefit to Shareholders of Supermajority Provisions
Delaware law permits companies to adopt supermajority voting requirements, and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all shareholders. Supermajority voting requirements on fundamental corporate matters help to protect shareholders against the self-interested actions of a few large shareholders, who may have an agenda opposed to the long-term value of the Company. These voting standards ensure that fundamental changes to our Company are only enacted when the shareholders have reached a broad consensus to take action.
Discover has a Strong Corporate Governance Structure
The Company’s Board of Directors is committed to strong and prudent corporate governance practices, which are described in this Proxy Statement. We regularly review our practices in light of current circumstances and take action when it is advisable to do so. Our Board has adopted a range of practices and procedures that promote effective Board oversight. Some of the Company’s strong governance policies and practices include:

•	directors are elected annually by a majority of votes cast in uncontested elections;

•	the Nominating and Governance Committee evaluates each director and makes a recommendation to the Board on his or her nomination for election;

•	shareholders have the right to nominate directors and have those nominations included in the Company’s Proxy Statement; and

•
the Board has appointed an independent Lead Director who also chairs our Nominating and Governance Committee and presides over regular executive sessions and other meetings of the independent directors on the Board.

Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance measures. However, after careful consideration of this proposal, the Board has determined that retention of the supermajority voting requirements related to the amendment or repeal of the Company’s Bylaws remains in the long-term, best interests of the Company and its shareholders.
The Board unanimously recommends a vote "AGAINST" the shareholder proposal relating to a simple majority vote. Proxies solicited by the Board will be voted "AGAINST" this proposal unless otherwise instructed.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these materials?
This Proxy Statement provides notice of the Annual Meeting, describes the proposals presented for shareholder action and includes information required to be disclosed to shareholders. The Proxy Card provides shareholders with a way to vote on the described proposals without having to attend the Annual Meeting in person. Shareholders of the Company at the close of business on the Record Date are entitled to vote at the Annual Meeting.
Can I attend the Annual Meeting?
Yes. To gain admission to the Annual Meeting, you will need to show that you are a shareholder of the Company. All shareholders will be required to show valid, government-issued, picture identification or an employee badge issued by the Company. If your shares are registered in your name, your name will be compared to the list of registered shareholders to verify your share ownership. If your shares are held in the name of your broker or bank, you will need to bring evidence of your share ownership, such as your most recent brokerage account statement or a legal proxy from your broker. If you do not have valid picture identification and proof that you own Company shares, you will not be admitted to the Annual Meeting. In the interest of security, all packages and bags are subject to inspection. Please arrive before the start of the Annual Meeting to allow time for identity verification. You may also listen to a live audio webcast of the Annual Meeting through the investor relations page of our internet site, www.discover.com.
What proposals am I being asked to vote on and how does the Board of Directors recommend that I vote?
You are asked to vote on the following matters at the annual meeting:

Proposal	Our Board’s Recommendation
Proposal 1. Election of Directors	"FOR" the election of each director nominee
Proposal 2. Advisory Vote to Approve Named Executive Officer Compensation	"FOR"
Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm	"FOR"
Proposal 4. Advisory Vote on One Shareholder Proposal, if properly presented	"AGAINST"
What does it mean if I receive more than one set of materials?
This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a "registered holder" and other shares through a broker or you may own shares through more than one broker. In these situations you may receive multiple sets of proxy materials. In order to vote all of the shares you own, you must follow the voting procedures on each Notice of Internet Availability of Proxy Materials that you receive or sign and return each of the Proxy Cards that you receive. Each Proxy Card you receive comes with its own prepaid return envelope. If you vote by mail, make sure you return each Proxy Card in the return envelope which accompanied that Proxy Card.
Does my vote matter?
YES! We are required to obtain shareholder approval for the election of directors and other important matters. Each share of Common Stock is entitled to one vote on each matter voted upon at the meeting. In order for the Company to obtain the necessary shareholder approval of proposals, a "quorum" of shareholders (i.e., a majority of the issued and outstanding shares entitled to vote, excluding treasury stock) must be represented at the Annual Meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the Annual Meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interests of the Company or its shareholders. Since few shareholders typically attend shareholder meetings in person, voting by proxy is important to obtain a quorum and complete the shareholder vote.
How do I vote?
You may vote using any of the following methods:

By Internet or telephone. The Internet and telephone voting procedures we have established for shareholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.
Annual Proxy Card. Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card without indicating your voting preferences, the persons named in the Proxy Card will vote FOR the election of directors, FOR the approval on an advisory, non-binding basis, of NEO compensation, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, and AGAINST the shareholder proposal. By voting by Internet or telephone, or by returning your signed and dated Proxy Card in time to be received for the Annual Meeting, you authorize Kathryn McNamara Corley and Jennifer Schott (the "Proxies") to act as your proxies to vote your shares of Common Stock as instructed in the proxy card.
In person at the Annual Meeting. All shareholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the Company’s inspectors of elections (the "Inspector of Elections") with your ballot when you vote at the meeting.
How many votes are required to approve a proposal?
Each director will be elected by a majority of the votes cast with respect to such director. A "majority of the votes cast" means that the number of votes cast "for" a given director exceeds the number of votes cast “against” that director. Under Delaware law, if a director is not elected at the Annual Meeting, the director will continue to serve on the Board as a "holdover director." As required by the Company’s Bylaws, each current director has submitted an irrevocable letter of resignation as a director that becomes effective if he or she is not elected by shareholders and if the Board accepts such resignation. If a director is not elected, the Nominating and Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within 90 days after the election results for the Annual Meeting are certified.
The advisory, nonbinding vote to approve NEO compensation, the advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, and the advisory vote on the shareholder proposal each requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon.
You may "abstain" from voting on any of the proposals in this Proxy Statement. Shares voting “abstain” on any nominee for director will be excluded entirely from the vote and will have no effect on the election of directors. Shares voting "abstain" on the advisory, nonbinding vote to approve NEO compensation, the advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, and the advisory vote on the shareholder proposal will be counted as present at the Annual Meeting for purposes of each such applicable proposal, and your abstention will have the effect of a vote against the applicable vote or proposal.
What is the effect of not voting?
The effect of not voting depends on how ownership of your shares is registered and the proposal to be voted upon. If you own shares as a registered holder, rather than through a broker, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. Except as described below, assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.
If you own shares through a broker and do not vote, your broker may represent your shares at the Annual Meeting for purposes of obtaining a quorum. As described in the answer to the following question, in the absence of your voting instructions, your broker may or may not vote your shares.
If I don’t vote, will my broker vote for me?
If you own your shares through a broker and you don't vote, your broker may vote your shares at its discretion on certain "routine matters." The ratification of the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for 2018 is a "routine matter" on which brokers will be permitted to vote any unvoted shares. All of the other proposals set forth in this Proxy Statement are "non-discretionary" items, and your broker may not be able to vote your shares for you. The aggregate number of unvoted shares is reported as the "broker non-vote." "Broker non-vote" shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved.
If I own my shares through a broker, how is my vote recorded?
Brokers typically hold shares of Common Stock for many shareholders. In this situation, the registered holder on the Company’s stock register is the broker or its nominee. This often is referred to as holding shares in "street name." The "beneficial owners" do not appear in the Company’s shareholder register. Therefore, for shares held in street name, distributing the proxy materials and tabulating votes are both two-step processes. Brokers will inform the Company how many of their clients are beneficial owners and the Company will provide the broker with that number of proxy materials. Each broker will then forward the proxy materials to its clients who are beneficial owners to obtain their votes. When you receive proxy materials from your broker, they will provide instructions for sending your vote to your broker. Before the Annual Meeting, each broker will total the votes it has received and submit a Proxy Card reflecting the aggregate votes of the beneficial owners for whom it holds shares.
Are my votes confidential?
Yes. The vote of any shareholder will not be revealed to anyone other than a non-employee tabulator of votes or the independent Inspector of Elections, except (i) as necessary to meet legal requirements or to assist in the pursuit or defense of legal action; (ii) if the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes; (iii) in the event of a proxy contest or other solicitation in opposition to the voting recommendation of the Board; or (iv) if you request, or consent to, disclosure of your vote or if you write comments on your Proxy Card or ballot.
Can I revoke my proxy and change my vote?
Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a registered holder, your proxy can be revoked in several ways: (i) by timely delivery of a written revocation to the Corporate Secretary; (ii) by submitting another valid proxy bearing a later date (including by voting on the Internet or telephone or mailing a new Proxy Card); or (iii) by attending the Annual Meeting and giving notice to the Inspector of Elections that you intend to vote your shares in person. If you are the beneficial owner of shares held by a broker, you must contact your broker in order to revoke your proxy.
Will any other business be transacted at the Annual Meeting? If so, how will my proxy be voted?
Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this Proxy Statement. The period specified in the Company’s Bylaws for submitting additional proposals to be considered at the Annual Meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the Annual Meeting, or any adjournments and postponements thereof, shares to which voting authority has been granted to the Proxies will be voted by the Proxies in accordance with their judgment.
Who counts the votes?
Votes will be counted and certified by the Inspector of Elections, who are employees of Computershare Shareowner Services (“Computershare”). If you are a registered holder, your executed Proxy Card is returned directly to Computershare for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Computershare on behalf of all its clients.
How much does the proxy solicitation cost?
The largest expense in the proxy process is printing and mailing the proxy materials. We also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our Common Stock. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by mail, telephone, over the Internet or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement and the accompanying Proxy Card, Notice of Annual Meeting and Annual Report to Shareholders. The Company has retained Georgeson Inc. to assist with the solicitation of proxies from certain shareholders for a fee of approximately $7,500 plus reimbursement for certain expenses.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Based on a review of reports filed with the SEC and written representations that no other reports were required under Section 16(a) of the Exchange Act, the Company believes that all required reports have been timely filed by its directors, officers and beneficial owners of more than 10% of its Common Stock except: (i) two transactions in 2017 by Mr. Schneider that were not timely filed on a Form 4 due to administrative error; (ii) one transaction in 2014 by Mr. Lenny that was not timely filed on a Form 4 due to administrative error; and (iii) one transaction in 2017 by each of Messrs. Graf, Hochschild, Hughes, McGrogan, Minetti, Nelms, Panzarino and Rose, and Mmes. Corley, Loeger and Offereins that was not timely filed on Form 4 due to administrative error. All of the transactions were subsequently reported on Form 4, and all transactions are reflected in this Proxy Statement.
Code of Ethics and Business Conduct
The Company maintains a Code of Ethics and Business Conduct applicable to all directors, officers and employees, including senior financial officers. The Code of Ethics and Business Conduct is available without charge through the investor relations page of our internet site, www.discover.com, or by writing to the attention of: Investor Relations, Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015. Any waivers of the provisions of this Code of Ethics and Business Conduct for directors or executive officers may be granted only in exceptional circumstances by the Board, or an authorized committee thereof, and will be promptly disclosed to the Company's shareholders as may be required under SEC or NYSE rules.
Certain Transactions
Certain of our directors, officers and certain members of their immediate families have received, from time to time, extensions of credit from us in connection with mortgage loans, credit card transactions and lines of credit. The extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to us and did not involve more than normal risk of collectability or present other unfavorable terms.
We or one of our subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include our executive officers, directors, nominees for directors, beneficial owners of 5% or more of our Common Stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as "related person transactions." Each related person transaction must be approved or ratified in accordance with the Company's written Related Person Transactions Policy as follows: (i) proposed related person transactions involving executive officers (and/or their immediate family members) other than our CEO or our General Counsel will be referred to our CEO and our General Counsel for approval or ratification, as applicable; (ii) proposed related person transactions involving our General Counsel (and/or the General Counsel's immediate family members) will be referred to our CEO for approval; and (iii) proposed related person transactions involving 5% Company shareholders, directors, director nominees or our CEO (and/or their immediate family members) will be referred to the Nominating and Governance Committee for approval or, if the Nominating and Governance Committee determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board, by the vote of a majority of such disinterested members. Those reviewing proposed related person transactions shall be provided with full details of the proposed related person transaction. All determinations by our CEO and our General Counsel under the Related Person Transactions Policy shall be reported to the Nominating and Governance Committee at its next regularly scheduled meeting.
The determinations made under the Related Person Transactions Policy consider all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the commercial reasonableness of the terms of the proposed transaction;

•	the benefit to the Company;

•	the availability and/or opportunity costs of alternate transactions;

•	the materiality and character of the related person’s direct or indirect interest;

•
whether the transaction would, or would be perceived to, present an improper conflict of interest for the related person, taking into account: (i) the business of the Company; (ii) the size of the transaction; (iii) the overall financial position of the related person; (iv) the direct or indirect nature of the related person's interest in the transaction; (v) whether the transaction is of an ongoing nature; and (vi) any other relevant factors; and

•	if the related person is a director (or an immediate family member of a director), the impact on the director's independence.
Other Business
Management does not know of any matters to be presented at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders. However, if other matters come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters.
Shareholder Proposals and Director Nominations for the 2019 Annual Meeting
Shareholders intending to present a proposal at the 2019 Annual Meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Kathryn McNamara Corley, Secretary, 2500 Lake Cook Road, Riverwoods, Illinois 60015. We must receive the proposal no later than November 16, 2018.
Shareholders intending to nominate a person for election as a director at the 2019 Annual Meeting and have the candidate included in our proxy statement and form of proxy for that meeting under the proxy access provisions in Section 2.08 of our Bylaws must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder or group of shareholders of such nomination no more than 150 days and no less than 120 days prior to the first anniversary of the date that the proxy statement was first mailed to shareholders in connection with the previous year’s annual meeting. Therefore, the Company must receive notice of such a nomination for the 2019 Annual Meeting no earlier than the close of business on October 17, 2018 and no later than the close of business on November 16, 2018. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary at the above address.
Shareholders intending to present a proposal or to nominate a person for election as a director under the advance notice provisions in Section 2.07 of our Bylaws at the 2019 Annual Meeting, but not to include the proposal or director candidate in our proxy statement and form of proxy, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2019 Annual Meeting no earlier than January 2, 2019 and no later than February 1, 2019. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary at the above address.
This Proxy Statement is provided to you at the direction of the Board of Directors.

Kathryn McNamara Corley
Executive Vice President, General Counsel and Secretary

Annex A

Reconciliation of GAAP to Non-GAAP Financial Measures

	2017	2016	2015	3-Year Cumulative
Diluted EPS	$5.42	$5.77	$5.13	$16.32
Adjusted for:
Employee compensation one-time bonus	0.03			0.03
Tax related one-time items	0.49			0.49
Tax-Adjusted diluted EPS[1]	$5.94	$5.77	$5.13	$16.84
(1) Tax-adjusted diluted earnings per share (excluding one-time items) is a non-GAAP financial measure which should be viewed in addition to, and not as a substitute for, the Company’s reporting results. Management believes this information provides investors with useful metrics to evaluate the ongoing operating performance of the Company.

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet
Go to www.investorvote.com/dfs
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Shareholder Meeting Notice
Important Notice Regarding the Availability of Proxy Materials for the Discover Financial Services Shareholder Meeting to be Held on May 2, 2018
Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and the location of the annual meeting are on the reverse side. Your vote is important!
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at
www.investorvote.com/dfs
Easy Online Access - A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.investorvote.com/dfs.
Step 2: Click on the icon on the right to view current meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.
When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.
Obtaining a Copy of the Proxy Materials
If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 18, 2018 to facilitate timely delivery.
Shareholder Meeting Notice
The Discover Financial Services Annual Meeting of Shareholders will be held on May 2, 2018 at the Company’s corporate headquarters located at 2500 Lake Cook Road, Riverwoods, IL 60015, at 9:00 a.m. local time for holders of record as of the close of business on March 5, 2018. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.
Discover Financial Services’ Board recommends a vote "for" each nominee listed below and "for" Proposals 2 and 3:
1. Election of Directors: For Against Abstain

01 - Jeffrey S. Aronin	02 - Mary K. Bush	03 - Gregory C. Case	04 - Candace H. Duncan

05 - Joseph F. Eazor	06 - Cynthia A. Glassman	07 - Thomas G. Maheras	08 - Michael H. Moskow

09 - David W. Nelms	10 - Mark A. Thierer	11 - Lawrence A. Weinbach
2. Advisory vote to approve named executive officer compensation: For Against Abstain
3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm: For Against Abstain
Discover Financial Services’ Board recommends a vote "against" Proposal 4:
4. Advisory vote on a shareholder proposal regarding simple majority vote in the Company's governing documents, if properly presented: For Against Abstain
5. To transact any other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

PLEASE NOTE - YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online, by telephone, by mail or in person. You may vote by mail by requesting a paper copy of the proxy materials which will include a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.
Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.
PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
Internet - Go to www.investorvote.com/dfs. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.
Telephone - Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.
Email - Send an email to investorvote@computershare.com with “Proxy Materials Discover Financial Services” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse side, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 18, 2018.

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one
of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
11:59 PM Eastern Time, on May 1, 2018.
Vote by Internet
Go to www.investorvote.com/dfs
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada on a touch tone telephone.
Follow the instructions provided by the recorded message
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNEW OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A - Proposals

Discover Financial Services’ Board recommends a vote "for" each nominee listed below and "for" Proposals 2 and 3:
1. Election of Directors:    For Against Abstain.

01 - Jeffrey S. Aronin	02 - Mary K. Bush	03 - Gregory C. Case	04 - Candace H. Duncan

05 - Joseph F. Eazor	06 - Cynthia A. Glassman	07 - Thomas G. Maheras	08 - Michael H. Moskow

09 - David W. Nelms	10 - Mark A. Thierer	11 - Lawrence A. Weinbach
2. Advisory vote to approve named executive officer compensation: For Against Abstain.
3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm: For Against Abstain.

Discover Financial Services’ Board recommends a vote "against" Proposal 4:
4. Advisory vote on a shareholder proposal regarding simple majority vote in the Company's governing documents, if properly presented: For Against Abstain

B - Authorized Signatures - This section must be completed for your vote to be counted. Date and sign below. Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1	Signature 2

Date (mm/dd/yyyy) - Please print date
Proxy - DISCOVER FINANCIAL SERVICES
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2018
The undersigned hereby appoints Kathryn McNamara Corley and Jennifer Schott, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Discover Financial Services that the undersigned is entitled in any capacity to vote if personally present at the Annual Meeting of Shareholders to be held on May 2, 2018 and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.
PLEASE RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT. THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF DISCOVER FINANCIAL SERVICES’ BOARD OF DIRECTORS.
C - Non-Voting Items

Change of Address - Please print new address below.    Comments - Please print your comments below.